Exhibit 2.1

Execution Version

ASSET AND EQUITY PURCHASE AGREEMENT

by and among

IV Media, LLC,
as Buyer,

INNOVATION VENTURES, LLC,

as Buyer Guarantor

and

IMEDIA BRANDS, INC.

and

THE OTHER SELLERS NAMED HEREIN,
as Sellers

August 15, 2023

i

-ii-

EXHIBITS

Exhibit A	Form of Assumption and Assignment Agreements
Exhibit B	Form of Bills of Sale
Exhibit C	Form of Assignment of Trademarks
Exhibit D	Form of Assignment of Domain Names
Exhibit E	Form of German Share Transfer Agreement
Exhibit F	Form of Assignment of Patents

SCHEDULES

Disclosure Schedules

Original Contract & Cure Schedule

-iii-

ASSET AND EQUITY PURCHASE AGREEMENT

THIS ASSET AND EQUITY PURCHASE AGREEMENT, dated as of August 15, 2023 (the “Agreement”), is made and entered into by and among IV Media, LLC, a Michigan limited liability company (“Buyer”), iMedia Brands, Inc., a Minnesota corporation (the “Company”), those certain Subsidiaries of the Company signatory hereto (collectively with the Company, “Sellers” and each entity individually, a “Seller”), and Innovation Ventures, LLC, a Michigan limited liability company (“Buyer Guarantor”), solely for the purposes of Section 11.14. Sellers and Buyer are sometimes referred to collectively herein as the “Parties” and individually as a “Party.” Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Article 1.

W I T N E S E T H:

WHEREAS, on June 28, 2023 (the “Petition Date”), the Company and its affiliated debtors and debtors in possession (the “Debtors”) sought relief under Chapter 11 of Title 11, §§ 101-1330 of the United States Code (as amended, the “Bankruptcy Code”) by filing cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, subject to the terms and conditions set forth in this Agreement and the entry of the Sale Order, the Parties desire to enter into this Agreement, pursuant to which Sellers shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase and acquire from Sellers, all of Sellers’ right, title and interest in and to the Purchased Assets, and Buyer shall assume all of the Assumed Liabilities, and the Parties intend to effectuate the transactions contemplated by this Agreement, upon the terms and conditions hereinafter set forth in a sale authorized by the Bankruptcy Court pursuant to, inter alia, Sections 105 and 363 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court; and

WHEREAS, Buyer’s and Sellers’ ability to consummate the transactions set forth in this Agreement is subject to, among other things, the entry of the Sale Order by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Article 1

DEFINITIONS

Section 1.01.          Definitions.

(a)            The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, ownership of more than fifty percent (50%) of the voting securities shall be deemed to be “control” for purposes of this definition.

“Alternative Transaction” means (a) any investment in, financing of, capital contribution or loan to or restructuring or recapitalization of Sellers or any of their respective direct or indirect Subsidiaries (including any exchange of all or a substantial portion of Sellers’ or any of their respective Affiliates’ outstanding debt obligations for equity securities of Sellers or any of their respective Affiliates), (b) any merger, consolidation, share exchange or other similar transaction to which Sellers or any of their respective Affiliates is a party that has the effect of transferring, directly or indirectly, any portion of the assets of, or any issuance, sale or transfer of equity interests in, Sellers, the Purchased Assets or the Business, (c) any direct or indirect sale of any portion of the assets of, or any issuance, sale or transfer of equity interests in, Sellers, the Purchased Assets or the Business (excluding, for the avoidance of doubt, any products or services sold in the Ordinary Course), or (d) any other transaction, including a plan of liquidation or agreement with a liquidation firm (or consortium) for the orderly liquidation of the Sellers, all or any portion of the Purchased Assets, or the Business (other than any wind-down or similar plan or transaction or dismissal with respect to the sale of Excluded Assets) or reorganization (in any jurisdiction, whether domestic, foreign, international or otherwise), in each instance that transfers or vests ownership of, economic rights to, or benefits in any portion of the assets of Sellers, the Purchased Assets or the Business to any party other than Buyer.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, the UK Bribery Act of 2010, and any similar Laws in any other jurisdiction in which the Company or any of its Subsidiaries, or their respective agents and representatives, conduct business.

“Anti-Money Laundering Laws” means all anti-money laundering Laws applicable to the Company, including 18 U.S.C. §§ 1956 and 1957 and the Bank Secrecy Act, as amended by the USA PATRIOT Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 C.F.R. Chapter X.

“Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable federal, state, or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger and acquisition.

“Bankruptcy Law” means any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in any Proceeding in equity or at Law).

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“Business” means the business of purchasing, creating, producing (including postproduction), filming, managing, delivering, designing, manufacturing, producing, selling and distributing wholly owned and licensed media content, channels, brands, products, programming, advertising and applications in the digital, television, audio, creative agency, consumer, apparel, jewelry, kitchen products, news and studio spaces, amongst other media platforms, in various formats, including but not limited to: editorial, branded content, digital video, stories, music videos, commercials, podcasts, documentaries and docuseries, scripted and unscripted television, film, experiential, and commerce produced by the Company and its Subsidiaries and joint ventures and any other business described in the most recent Business Plan, in each case, as conducted by the Company and its Subsidiaries immediately prior to the Closing.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business Employee” means each Service Provider who is employed by the Group Companies.

“Business Plan” means the Business Plan delivered by the Sellers to Buyer on May 26, 2023.

“CARES Act” means the CARES Act (Pub. L. 116-136 (2020)) and any similar Law providing for the deferral of Taxes, the conditional deferral, reduction, or forgiveness of Taxes, the increase in the utility of Tax attributes, or other Tax-related measures intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Cash and Cash Equivalents” means all of the Company’s and its Subsidiaries’ cash (including petty cash and checks received prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held.

“Claim” means a “claim” as defined in Section 101 of the Bankruptcy Code, including any Indebtedness or Liability.

“Closing Date” means the date of the Closing.

“COBRA” means the health care continuation coverage requirements of the Consolidated Omnibus Reconciliation Act of 1985, as codified in Section 4980B of the Code and Section 601 et seq. of ERISA, as amended from time to time, and the regulations and other guidance promulgated thereunder and any other similar provisions of state or local Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any Contract that any Group Company or any of its Affiliates has entered into with any Union with respect to terms and conditions of employment of its employees.

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“Consigned Inventory” means those goods consigned by C&B Newco, LLC to the Company pursuant to (i) that certain Consignment Agreement, dated as of March 1, 2021, between C&B Newco, LLC and the Company and (ii) that certain Amended and Restated Consignment Agreement effective as of November 23, 2022, between C&B Newco LLC and the Company.

“Contract” means any written contract, agreement, license, sublicense, Lease, sales order, purchase order, instrument, undertaking or commitment that is legally binding.

“Company IT Assets” mean all IT Assets used or held for use by the Purchased Entities or Sellers in the operation of the Business, including pursuant to outsourced or cloud computing arrangements.

“Cure Costs” means, with respect to any Purchased Contract, the Liabilities that must be paid or otherwise satisfied to cure all monetary defaults under such Purchased Contract to the extent required by Section 365(b) of the Bankruptcy Code in connection with the assumption and assignment of such Purchased Contract.

“Deposit Escrow Account” shall mean the account established by the Escrow Agent to hold the Deposit.

“DIP Budget” means the Initial Budget or any Approved Budget (each as defined in the DIP Credit Agreement), as applicable, as set forth and agreed to in accordance with the terms of the DIP Credit Agreement.

“DIP Credit Agreement” means that certain superpriority senior secured debtor-in-possession loan and security agreement dated as of July 3, 2023, and as agreed to by and among the Debtors, the Agent (as defined therein), and the lenders party thereto from time to time (the “DIP Lenders”), and the guarantors party thereto from time to time.

“DIP Facility” means a superpriority senior secured debtor-in-possession financing facility as further described in the DIP Credit Agreement, as approved by the Bankruptcy Court.

“DIP Order” means the order of the Bankruptcy Court approving the Debtors’ entry into the DIP Facility.

“DIP Payoff Amount” means an amount as of the Closing Date equal to the aggregate amount of all obligations (other than the ETF (as defined in the DIP Credit Agreement)) under the DIP Credit Agreement and the DIP Order.

“DIP Reserve Amount” means the lesser of (i) $3,000,000 (which is the maximum reserve established under the DIP Facility) and (ii) the positive difference between $19,947,305.40 (which is the amount set forth in clause (ii) of the definition of Maximum Revolving Facility Amount (as defined in the DIP Credit Agreement)) and the principal amount of Revolving Loans (as defined in the DIP Credit Agreement) outstanding under the DIP Facility as of the Closing Date; provided that, for the avoidance of doubt, in no instance shall the DIP Reserve Amount be less than zero.

“Distribution Contract” means each of those Contracts set forth on Section 1.01(a) of the Disclosure Schedules.

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“Designation Rights Period” means, with respect to any Contracts or Leases to be assumed and assigned or rejected pursuant to Section 2.05, the period from the Closing Date through the earlier of (i) the date on which the Bankruptcy Court enters an order confirming a plan of reorganization or liquidation concerning Sellers in the Chapter 11 Cases, and (ii) January 24, 2024; provided that such date may be extended with respect to any Designated Contract for up to an additional 180 days beyond January 24, 2024 with the consent of Buyer and the applicable counterparty to such Designation Contract; provided further, however, that, notwithstanding the forgoing proviso, Buyer and Sellers shall work in good faith to ensure that the Designation Rights Period is extended in a manner that does not delay Sellers’ intended conclusion of the Chapter 11 Cases and require the Seller’s estate to incur incremental costs (provided that any incremental costs or expenses (i) that arise out of the Sellers’ extension and continuation of the Chapter 11 Cases that is directly attributable to the Buyer’s extension of the Designation Rights Period and (ii) are incurred as a result of the Sellers’ performance of their obligations under this Agreement, in each of the foregoing (i) and (ii) shall be payable by Buyer).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers to Buyer on the date hereof and updated pursuant to Section 5.06.

“Encumbrance” means any mortgage, lien, pledge, security interest, charge, easement, purchase option, interest, right of first refusal or offer, covenant, right of way, option, claim, license, restriction, title defect, or other survey defect of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental, Health and Safety Requirements” means all applicable Laws concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with the Company or any of its Subsidiaries or that, together with the Company, could be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall mean an escrow agent mutually agreed to by Buyer and Sellers.

“Escrow Agreement” shall mean the escrow agreement by and among Escrow Agent, Buyer and Sellers.

“Excluded Actions” shall mean all Actions other than Purchased Actions.

“Excluded Individuals” shall mean the individuals identified by Greenberg Traurig, LLP to Ropes & Gray LLP in writing, which shall occur prior to the Closing.

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“Final Order” means a judgment or Order of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed (other than such modifications or amendments that are consented in writing to by Buyer) and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such judgment or Order of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such judgment or Order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have expired, as a result of which such judgment or Order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedures, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such judgment or Order, shall not cause such judgment or Order not to be a Final Order.

“Fraud” means an intentional fraud by any Person with respect to the making of a representation or warranty expressly stated in Article 3 or Article 4 or Section 11.14(d) of this Agreement that constitutes actual common law fraud under the Laws of the State of Delaware and not with respect to any other matters; provided that such intentional fraud specifically excludes any statement, representation or omission made negligently or recklessly and shall only be deemed to exist if (a) such Person had actual knowledge that the representations and warranties were inaccurate when made, (b) such representations and warranties were made with the express intent to induce a Party hereto to rely thereon, (c) such reliance and subsequent action or inaction by such Party was justifiable and (d) such action or inaction resulted in actual damages to such Party. For the avoidance of doubt, (i) the term “Fraud” does not include any claim for constructive fraud or any torts (including a claim for fraud) based on negligence or recklessness and (ii) only the Person or Persons who committed a Fraud shall be responsible for such Fraud and only to the Party hereto alleged to have suffered from such Fraud.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (a) multinational, federal, state, municipal, local or other governmental or public department, central bank, court, commission, commissioner, tribunal, board, bureau, agency or instrumentality, domestic or foreign, (b) subdivision or authority of any of the foregoing or (c) regulatory or administrative authority.

“Group Companies” means the Sellers and the Purchased Entities.

“Hazardous Materials” means any material, substance or waste defined, listed, regulated, or characterized as “hazardous” or “toxic” or a “contaminant” (or words of similar intent or meaning) pursuant to Environmental, Health and Safety Requirements, including but not be limited to petroleum and petroleum products, polychlorinated biphenyls, per-and polyfluoroalkyl substances, radioactive materials and friable asbestos.

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“Income Tax” means any Tax measured by or imposed on overall gross or net income or net profits (however denominated), or any franchise Tax imposed in lieu thereof, including any interest, penalty or addition thereto.

“Indebtedness” of any Person means, without duplication, (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed, and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable for goods and services and other accrued current liabilities arising in the Ordinary Course), (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction and (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guaranties of such obligations, and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by any Encumbrance (other than Permitted Encumbrances) on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications, utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof (collectively, “Patents”); (b) trademarks, service marks, trade names, logos, slogans, trade dress and other source indicators and registrations and applications to register any of the foregoing, including intent-to-use registrations or similar pending reservations (as well as all goodwill associated with each of the foregoing) (collectively, “Trademarks”); (c) works of authorship and copyrights (whether registered or unregistered), applications for copyright registration, and all translations, adaptations, derivations and combinations of the foregoing (collectively, “Copyrights”); (d) Internet domain names, URLs, and social media accounts, identifiers and handles (collectively, “Domain Names”); (e) rights in software (including object code, source code, or other form), data, data sets, databases, and collections of data; (f) trade secrets, including, to the extent the following constitute trade secrets under applicable Law, confidential information, knowhow, ideas, methods, formulae, methodologies, processes, technology, customer lists and inventions; (g) moral rights and publicity rights; and (h) any other intellectual property rights of any kind or nature, including the right to bring suit and pursue past, current and future violations, infringements or misappropriations of any of the foregoing. “Internet” means the publicly accessible worldwide system of interconnected computer networks that transmit data by packet switching using a standardized Internet protocol (e.g., TCP/IP) or any successor thereto.

“International Trade Laws” means all applicable United States Laws pertaining to trade and economic sanctions, export controls, and imports, including such Laws, regulations, and orders administered and enforced by the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Customs and Border Protection agency, including the sanctions and export controls administered and enforced by the Office of Foreign Assets Control (“OFAC”); the United States Export Administration Act of 1979, as amended, the Export Control Reform Act of 2018, and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; the anti-boycott regulations, guidelines and reporting requirements under the Export Administration Regulations and Section 999 of the Code; and any similar Laws in any other jurisdiction in which the Company or any of its Subsidiaries, or their respective agents and representatives, conduct business.

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“IRS” means the Internal Revenue Service.

“IT Assets” means all software, systems, servers, websites, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge of Sellers” means the actual knowledge (based on reasonable inquiry of their direct reports) of the individuals set forth on Section 1.01(a) of the Disclosure Schedules.

“Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, determination, decision, opinion or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority anywhere in the world.

“Lease” means all leases, subleases, licenses, concessions and other agreements (including, without limitation, the Master Lease) pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the applicable Group Company thereunder.

“Leased Real Property” any real property leased, subleased or otherwise used or occupied by a Group Company, or which Group Company has the right to use or occupy, pursuant to a Lease.

“Liability” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.

“Malicious Code” means (a) any virus, malware, trackware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device, spyware or adware, and (b) any similar program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, harm, or otherwise impede the operation of, or enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any IT Asset (or portion thereof).

“Master Lease” means that certain Master Lease Agreement dated April 7, 2023, between Pontus IMB Portfolio, LLC, as landlord, and the Company, as tenant.

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“Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a material adverse effect on the Business, the Purchased Entities, the Purchased Assets or the Assumed Liabilities, taken as a whole, or (b) would reasonably be expected to prevent Sellers from consummating the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that in the case of clause (a), in no event shall any change, effect, event, circumstance, occurrence or state of facts that results from or arises out of the following be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Material Adverse Effect: (i) general changes or developments in global or national political, economic, business, monetary, banking, financial or capital or credit market conditions or trends; (ii) general political, economic, business, regulatory, monetary, financial or capital or credit market conditions or trends (including interest rates); (iii) geopolitical conditions or any outbreak or escalation of hostilities, acts of terrorism or war, civil unrest, epidemic, pandemic, disease outbreak or other health crisis or public health event, regional, national or international emergency, or any fire, flood, hurricane, earthquake, tornado, windstorm or other similar calamity or acts of God or any other force majeure events; (iv) the failure of the financial or operating performance of any Seller or any of their respective businesses to meet any projections, forecasts, budgets estimates or predictions for any period (it being understood that the underlying cause of such failure to meet such projections, forecasts, budgets, estimates or predictions may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes in Laws first proposed after the date hereof; (vi) changes in GAAP or other accounting regulations or principles first proposed after the date hereof; (vii) the Chapter 11 Cases, including, without limitation, any announced liquidation of Sellers or any of their respective assets; (viii) the negotiation, execution, public announcement or performance of this Agreement, provided that the exception in this clause (viii) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the negotiation, execution, public announcement or performance of this Agreement; (ix) any actions taken by Sellers as expressly required by this Agreement or taken with Buyer’s prior written consent; or (x) any Law issued by a Governmental Authority requiring business closures, quarantine or sheltering-in-place or similar restrictions in connection with the COVID-19 pandemic; (xi) any change in the listing price of the Company’s securities, any change in the volume of trading in the Company’s securities, any down-grading or other reduction in the Company’s credit ratings, any request, demand or any action taken pursuant a requirement that one or more of the class of securities listed for trading on any securities exchange be delisted, any change in the number of securities subject to short-sale, or any other change relating to the number or type of the securities of the Company (it being understood that the underlying cause of any of the foregoing may be taken into account in determining whether a Material Adverse Effect has occurred); provided, further, that in the case of clause (i), (ii), (iii), (v), (vi) or (xi), to the extent that the effects of any such change, effect, event, circumstance, occurrence or state of facts is disproportionately adverse to Sellers, the Purchased Entities, their respective businesses, the Purchased Assets or the Assumed Liabilities, taken as a whole, relative to other businesses in the industries in which Sellers and the Purchased Entities operate, then such matter, event, change, development, occurrence, circumstance or effect may be taken into account in determining whether there has been or will be, a Material Adverse Effect.

“Minimum Cash Amount” means $3,000,000.

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“Order” means any award, writ, injunction, judgment, order, ruling, decision, subpoena, precept, directive, consent, approval, award, decree or similar determination or finding entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course” means the ordinary course of business consistent with past practice.

“Permits” means any franchises, permits, licenses, consents, certificates, clearances, approvals, exceptions, variances, permissions, filings, publications, declarations, notices, waivers, and authorizations, including environmental permits, of or with any Governmental Authority held, used or made by any (a) Seller in connection with the Purchased Assets or the Assumed Liabilities or (b) any Purchased Entity.

“Permitted Encumbrances” means the following Encumbrances: (a) statutory liens for current Taxes that are not yet due or payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, repairmen’s and other statutory Encumbrances incurred in the Ordinary Course and for adequate reserves have been established in accordance with GAAP and which would not, individually or in the aggregate, have a material impact on the Business or materially impair the ability of the Purchased Entities to use or operate the property to which they relate; (c) Encumbrances incurred or deposits made in the Ordinary Course and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) with respect to Leased Real Property, easements, declarations, covenants or rights-of-way, restrictions and similar non-monetary Encumbrances (that would be disclosed by an accurate survey of real property) which do not, individually or in the aggregate, materially adversely affect the use or occupancy of the Leased Real Property to which they relate; (e) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions that are not materially violated by and do not materially interfere with the business as currently conducted at the applicable Leased Real Property, or the improvements located thereon; (f) Encumbrances that will be released at the Closing with no Liability to the Purchased Entities, Buyer or its Affiliates; (g) any Encumbrance granted or incurred pursuant to an Order of the Bankruptcy Court and consented to in writing by the Buyer; (h) outbound Intellectual Property licenses that are subject to Section 365(n) of the Bankruptcy Code; (i) non-exclusive licenses of Intellectual Property granted in the Ordinary Course; (j) Encumbrances consented to in writing by Buyer; and (k) any Encumbrance set forth on Section 1.01(a) of the Disclosure Schedules.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, unincorporated organization, estate, trust, association, organization or other legal entity or group or Governmental Authority.

“Personal Information” means any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify a natural Person, or any other information that is considered “personally identifiable information,” “nonpublic personal information,” “protected health information,” “personal information,” or “personal data” under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content or products or services to a natural Person.

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“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to any Straddle Period, the portion thereof beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any Straddle Period, the portion thereof ending on the Closing Date.

“Privacy Laws” means all applicable Laws, Orders, and guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications.

“Proceeding” means any claim, demand, action, suit, inquiry, examination, audit, investigation (including subpoenas and other requests for documents and information from Governmental Authorities), arbitration, mediation or proceeding by or before any Governmental Authority or any other arbitration mediation or similar proceeding by or before an arbitral body, including any related to Claims, Liabilities, preference actions and preferential transfers, Contracts, debts, breaches of fiduciary duties, accounts, bills, covenants, agreements, damages, judgments, third- party Claims, counterclaims, and cross-claims, whether known or unknown, reduced to judgment or not reduced to judgment, liquidated or unliquidated, contingent or non-contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereinafter arising, in Law or equity or otherwise.

“Processing” means any operation or set of operations performed on Personal Information, whether or not by automated means, including the collection, creation, receipt, acquisition, recording, organization, structuring, adaptation or alteration, retrieval, consultation, de-identification, re-identification, sale, sharing, alignment or combination, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, erasure or disposal of Personal Information.

“Purchased Entity Employee” means each Service Provider who is an employee of a Purchased Entity.

“Purchased Intellectual Property” means all (a) Seller Intellectual Property and (a) Intellectual Property owned or purported to be owned by the Purchased Entities.

“Purchase Price Reserve” means $5,000,000 of the Purchase Price plus the DIP Reserve Amount.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

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“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement pursuant to the Sale Order.

“Sale Motion” means the motion seeking entry of the Sale Order, which shall be in form and substance consistent with this Agreement and otherwise reasonably satisfactory to Buyer and Seller.

“Sale Order” means an Order by the Bankruptcy Court, in form and substance acceptable to Buyer and Sellers, among other things, (a) approving this Agreement, (b) authorizing the sale of the Purchased Assets to Buyer pursuant to Section 363 of the Bankruptcy Code, pursuant to the terms and conditions set forth herein, free and clear of any Claims (other than Assumed Liabilities) and Encumbrances (other than Permitted Encumbrances), (c) authorizing the assumption by Sellers and assignment to Buyer of the Purchased Contracts and the Assumed Liabilities pursuant to Section 365 of the Bankruptcy Code and (d) authorizing the other transactions contemplated by this Agreement.

“Seller Plan” means each “employee benefit plan” (as defined in Section 3.3 of ERISA, whether or not subject to ERISA), and any other employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, or other equity or equity-based interest, health, severance, welfare, medical, dental, disability, life insurance and similar plans, programs, arrangements or practices relating to the current or former directors, officers or employees of the Group Companies (including, for avoidance of doubt, each Purchased Entity), in each case, currently maintained, sponsored or funded by Sellers or their Affiliates, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered.

“Sanctioned Jurisdiction” means a country or territory which is, or during the past five (5) years has been, the subject or target of comprehensive U.S. sanctions (as of the date of this Agreement, such jurisdictions include Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under International Trade Laws, including: (a) any Person identified on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List, List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List; the Denied Persons, Unverified, or Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List or non-proliferation sanctions lists maintained by the U.S. State Department; the Consolidated List of Persons, Groups and Entities Subject to Financial Sanctions, maintained by the European Union; the Consolidated List of Assets Freeze Targets, maintained by HM Treasury (U.K.); or the UN Consolidated List, maintained by the UN Security Council Committee; or any other similar list maintained by any other Governmental Authority having jurisdiction over the Agreement; (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a) so as to subject the Person to sanctions; or (c) any Person that is organized, resident, or located in a Sanctioned Jurisdiction.

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“Service Provider” means any officer, employee, individual independent contractor or non-employee director who provides, or has provided, services to any Group Company.

“Service Provider Agreement” means each written employment, severance, consulting, or other similar Contract providing for compensation or benefits between any Group Company, on the one hand, and any individual Service Provider, on the other hand, under which any Group Company has any obligation.

“Specified Sales Taxes” means sales Taxes of the Business arising after the Petition Date to the extent not paid under the DIP Facility.

“Subsidiary” means, with respect to any Person, another Person in which such Person beneficially owns, directly or indirectly, capital stock or other equity securities representing more than fifty percent (50%) of the outstanding voting stock or other equity interests.

“Tax” or “Taxes” means (i) all federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding tax, profits, lease, service, recording, documentary, filing, permit or authorization, gains, escheat, unclaimed property, import, export, intangibles, or any other taxes, fees, levies, assessments or charges in the nature of a tax (however denominated), including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis or as a result of being a transferee or successor.

“Tax Return” means any report, return, election, extension or similar document (including declarations, disclaimers, notices, disclosures, estimates, claims (including claims for refunds), real property transfer tax returns, information returns, schedules or any related or supporting information) filed or required to be filed or submitted with respect to Taxes with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Terminated APA” means that Asset and Equity Purchase Agreement, dated as of July 3, 2023, by and among RNN-TV Licensing Co. LLC, the Company and the other Sellers named therein.

“Transaction Document” means this Agreement, the Assumption and Assignment Agreements, the Bills of Sale, the Assignment of Trademarks, the Assignment of Domain Names, the STA Germany, the Assignment of Patents and any other agreements, instruments or documents entered into pursuant to, or as contemplated by, this Agreement.

“Transfer Taxes” means any transfer (including a direct or indirect real property transfer tax), conveyance, sales, use, value added, goods and services, filing, documentary, stamp, registration, recording, transfer or similar Taxes payable in connection with the sale or transfer of the Purchased Assets contemplated by this Agreement, including any interest, penalty or addition thereto. For the avoidance of doubt and notwithstanding anything to the contrary, Transfer Taxes shall not include any Income Taxes of the Sellers or the Group Companies arising from the transactions contemplated by this Agreement.

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“Transferred Employees” means, collectively, (a) all Business Employees who accept offers of employment with Buyer or its Affiliates and commence such employment immediately after the Closing with Buyer or its Affiliates, (b) Business Employees who are absent due to vacation, family leave, short-term disability, long-term disability, or other authorized leave of absence on the Closing Date but who accept such offer of employment and indicate an intention to commence such employment with Buyer or its Affiliates as of such employee’s return from vacation, family leave, short-term disability, long-term disability or other authorized leave, provided, that (i) such return must occur within six (6) months after the Closing Date and (ii) any such Business Employee shall be deemed to be a “Transferred Employee” for purposes of this Agreement as of the Closing Date, and (c) all Purchased Entity Employees as of the Closing Date.

“Union” means any labor union, works council, trade union or other employee representative body.

“Utility Deposits” means (a) all deposits (whether maintained in escrow or otherwise) or other security provided in favor of a utility as adequate assurance of payment pursuant to section 366 of the United States Bankruptcy Code and (b) any other deposits made by or on behalf of seller with persons providing water, sewer, gas, electricity, telephone, and other utilities.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and all similar state and local Laws.

(b)            Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accrued Liabilities Cap	Section 2.02
Actions	Section 2.01(n)
Agreement	Preamble
Allocation Schedule	Section 2.08
Annual Financial Statements	Section 3.20
Assumed Liabilities	Section 2.02
Assumed Plans and Agreement	Section 2.01(g)
Assignment of Trademarks	Section 2.09(a)(iii)
Assignment of Domain Names	Section 2.09(a)(iv)
Assignment of Patents	Section 2.09(a)(xi)
Assumption and Assignment Agreements	Section 2.09(a)(i)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bankruptcy Court Milestones	Section 7.10(a)
Bankruptcy Period	Section 11.05

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Term	Section
Board Determination Notice	Section 5.02
Bills of Sale	Section 2.09(a)(ii)
Business Name	Section 5.04
Buyer	Preamble
Buyer Designee	Section 2.01
Buyer Plans	Section 7.05(b)
Capped Assumed Liabilities	Section 2.02
Cash Balance	Section 2.06
Chapter 11 Cases	Recitals
Closing	Section 2.09
Confidentiality Agreement	Section 7.01(a)
Company	Preamble
Company SEC Documents	Article 3
Contract & Cure Update Schedule	Section 2.05(a)
Credit	Section 2.06
Cure Notice	Section 7.10(b)
Cure Payment	Section 2.05(b)
Data Privacy/Security Requirements	Section 3.11(b)
Debtors	Recitals
Deposit	Section 2.07
Designated Contract	Section 2.05(g)
Disputed Amount Contract	Section 2.05(f)
Excluded Accounts	Section 2.03(e)
Excluded Assets	Section 2.03
Excluded Contracts	Section 2.03(b)
Excluded Contract Notice	Section 2.05(g)
Excluded Liabilities	Section 2.04
Express Representations	Section 4.09
Financial Statements	Section 3.20(a)
IBNR Claims	Section 2.02(f)
Interim Balance Sheet	Section 3.20(a)
Material Suppliers	Section 3.19
Outside Date	Section 10.01(d)
Original Contract & Cure Schedule	Section 2.05(a)
Party or Parties	Preamble
Petition Date	Recitals
Post-Closing COBRA Liability	Section 7.05(e)
Post-Petition Wages	Section 2.02(m)
Purchased Actions	Section 2.01(n)
Purchased Assets	Section 2.01
Purchased Contracts	Section 2.01(a)
Purchased Entity or Purchased Entities	Section 2.01(f)
Purchased Entities’ Plans	Section 2.01(g)
Purchased Shares	Section 2.01(f)
Purchased Intellectual Property	Section 2.01(e)

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Term	Section
Purchased Third Party Claims	Section 2.01(k)
Purchased Trademarks	Section 5.04
Purchase Price	Section 2.06
Records	Section 2.01(s)
Registered IP	Section 3.10(a)
SEC	Article 3
Security Plan	Section 3.11(d)
Seller or Sellers	Preamble
Seller Intellectual Property	Section 2.01(e)
Social Media Accounts	Section 3.10(a)
STA Germany	Section 2.09(c)
Straddle Period	Section 7.06(c)
Surviving Post-Closing Covenants	Section 9.01
Tax Proceedings	Section 3.14(c)
Title IV Plans	Section 3.15(d)
Transfer Consent	Section 2.05(d)
US Person	Section 2.09(a)(viii)
Vendor Loan Agreement	Section 8.02(e)

Section 1.02.     Construction. In construing this Agreement, including the Exhibits and Schedules hereto, the following principles shall be followed: (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed unless otherwise specified; (b) except as otherwise set forth herein, references to Articles, Sections, Disclosure Schedules, Schedules and Exhibits refer to the Articles, Sections, Disclosure Schedules, Schedules and Exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s successors and assigns; (d) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (e) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Schedule; (f) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; (g) unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa; (h) the words “to the extent” shall mean “the degree by which” and not “if”; (i) the word “will” will be construed to have the same meaning and effect as the word “shall,” and the words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive; (j) where a word is defined herein, references to the singular will include references to the plural and vice versa; (k) all references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless Business Days are expressly specified; (l) any reference to any agreement or Contract will be a reference to such agreement or Contract, as amended, modified, supplemented or waived; (m) any reference to any particular Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance; (n) references to “written” or “in writing” include in electronic form (including email) and any notice or consent that is required to be written or delivered to a Party in writing may be written or delivered via e-mail in accordance with Section 11.01); (o) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (p) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (q) the word “or” shall not be exclusive.

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Article 2

PURCHASE AND SALE

Section 2.01.          Purchase and Sale. Subject to the entry of the Sale Order and upon the terms and subject to the conditions of this Agreement and the Sale Order, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, free and clear of all Claims (other than Assumed Liabilities) and Encumbrances (other than Permitted Encumbrances), to Buyer and/or one or more other Affiliates of Buyer as designated by Buyer (subject to Section 11.03) (a “Buyer Designee”), and Buyer shall, and shall cause its Buyer Designees (if any) to, purchase, acquire and accept from Sellers, all of Sellers’ right, title and interest in the assets, properties, interests, rights and other assets of Sellers as of the Closing of every kind and nature, whether tangible or intangible (including goodwill), real, personal or mixed, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP or specifically referred to in this Agreement, including any such properties, rights, interests, and other assets acquired by Sellers after the date hereof and prior to the Closing in accordance with Section 5.01, including the following assets, properties, rights, interests and other assets of Sellers, but excluding, in all circumstances, any Excluded Assets which, notwithstanding the foregoing provisions of this Section 2.01 or anything in this Agreement to the contrary, will remain, as applicable, the assets, properties, interests and rights of Sellers and their Affiliates (collectively, the “Purchased Assets”)):

(a)           subject to Section 2.05, the Contracts (including Leases with respect to Leased Real Property) set forth on Section 2.01(a) of the Disclosure Schedules (collectively, the “Purchased Contracts”);

(b)           the Leased Real Property set forth on Section 2.01(b) of the Disclosure Schedules, together with any buildings, fixtures and improvements located on or attached to such real property, and all rights arising therefrom (including, without limitation, any purchase options, repurchase option, rights of first offer and rights of first refusal with respect to the Leased Real Property), and all tenements, hereditaments, appurtenances and other real property rights appertaining thereto;

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(c)           all tangible assets, including machinery, equipment, computers, telephone, supplies and other tangible personal property owned by any Seller, including any such personal property located at any Leased Real Property and any such tangible property on order to be delivered to any Seller;

(d)           all warranties, indemnities or guaranties from any Person with respect to any Purchased Asset, including any item of real property, personal property or equipment;

(e)           all Intellectual Property owned by any Seller, including the Intellectual Property set forth on Section 2.01(e) of the Disclosure Schedules (the “Seller Intellectual Property”);

(f)            all of Sellers’ direct or indirect interests (the “Purchased Shares”) in the Persons listed in Section 2.01(f) of the Disclosure Schedules (each, a “Purchased Entity,” and collectively, the “Purchased Entities”) (it being understood, for the avoidance of doubt, that the purchase of the Purchased Shares of iMedia & 123tv Holding GmbH, a German Gesellschaft mit beschränkter Haftung, and its Subsidiaries will be completed by Sellers’ transferring their direct equity interests in iMedia & 123tv Holding GmbH);

(g)           the Service Provider Agreements and Seller Plans, each as set forth on Section 2.01(g) of the Disclosure Schedules that Buyer elects to assume (which, for the avoidance of doubt, will include Sellers’ self-insured medical plan), if any, in accordance with Section 7.05(c) (collectively, the “Assumed Plans and Agreements”) and the Seller Plans of the Purchased Entities (the “Purchased Entities’ Plans”), all funding arrangements related thereto (including all assets, trusts, insurance policies and administrative service Contracts related thereto), and all rights and obligations thereunder, in each case, to the extent transferable in accordance with the existing terms and conditions of the applicable Contract(s);

(h)           all deposits (excluding Utility Deposits), credits, prepaid expenses, deferred charges, advance payments, refunds, rights of set-off, rights of recovery, security deposits, prepaid items and duties related to the Purchased Assets (including Purchased Contracts);

(i)            all accounts receivable, notes, negotiable instruments and chattel paper owned or held, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and other amounts receivable from any Person before the Closing, whether or not in the Ordinary Course;

(j)            all confidentiality, non-competition, non-solicitation or similar agreements entered into by any Seller or any of their respective representatives in connection with a sale of any Seller, any Purchased Asset, any Purchased Entity or any Assumed Liabilities;

(k)           all rights, privileges, claims and causes of action against customers, suppliers, vendors, lessors, lessees, licensees or licensors of any Seller (solely to the extent against such Persons in their capacity as such), arising in the ordinary course of business under or related to any Purchased Contract, other Purchased Asset (including any use, ownership, possession, operation, sale or lease of such other Purchased Asset) or Assumed Liability, including Proceedings, Claims, counterclaims, defenses, credits, rebates, Tax refunds (other than any Tax Refunds described in Section 2.03(j)), rights of set off, rights of recovery (including rights to insurance proceeds), rights of subrogation, rights of recoupment, rights under or with respect to express or implied guarantees, warranties, representations, covenants, indemnities, exculpation, advancement, reimbursement of expenses or contract renewal rights and other similar rights, in each case, whether direct or derivative, known or unknown, liquidated or unliquidated, contingent or otherwise (“Purchased Third Party Claims”);

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(l)            all Cash and Cash Equivalents (other than any Excluded Cash, the Deposit or the Purchase Price Reserve);

(m)          all bank accounts of Sellers, other than Excluded Accounts;

(n)           all of Sellers’ and the Purchased Entities’ (i) avoidance claims or causes of action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code and any similar state Law, (ii) other claims, causes of action, lawsuits, judgements, privileges, counterclaims, defenses, rights of recovery, rights of set-off, rights of subrogation and (iii) all other rights of any kind under any other provision of applicable Laws (collectively, “Actions”), but only to the extent that such Actions are against any of the Sellers’ or the Purchased Entities’ vendors, suppliers, contract counterparties, customers, employees, directors, officers, insiders (and any other Person doing business with, employed by or directors of the Buyer on and after Closing) (collectively, and including Purchased Third Party Claims, “Purchased Actions”); provided, that notwithstanding anything to the contrary herein, Purchased Actions shall not include any claims or causes of action (whether characterized as an Action or otherwise) solely (x) against shareholders of the Company, in each case solely in that capacity, (y) against current or former directors or officers of Sellers, in each case solely in that capacity, to the extent coverage for any such claim or cause of action is available under any and all of Sellers’ current and prior director and officer (or similar) insurance policies and all rights of any nature with respect thereto, but limited to the proceeds and recoveries from such insurance policies, provided, further, that such claims or causes of action are not against Transferred Employees under the terms of this Agreement, in which case those claims or causes of actions shall be considered Purchased Actions; provided, further, that the Excluded Individuals shall not be Transferred Employees.

(o)           all goodwill related to the Purchased Assets;

(p)           all rights of Sellers under non-disclosure or confidentiality, invention assignment, work made for hire, non-compete, or non-solicitation agreements with current or former Service Providers, in each case, which relate to the Business or any of the Purchased Assets or Assumed Liabilities;

(q)           subject to Section 7.15, all inventory owned by Sellers, including finished products and goods, raw materials, work in process, replacement and component parts, including inventory of Sellers held at any third-party location and inventory previously purchased and in transit to Sellers; and

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(r)            all of the current or historical written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies, Tax Returns related to Taxes imposed with respect to any Purchased Entity or Purchased Assets (provided that the Sellers shall be entitled to retain and use copies of any Tax Returns that are necessary for the Sellers’ and their Affiliates’ Tax, accounting or legal purposes), ledgers, journals, title policies, customer lists, supplier lists, vendor lists, price lists, mailing lists, invoices, shipping records, standard forms of documents, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (catalogs, sales brochures, flyers, pamphlets, web pages, etc.), consulting materials, opinions and other documents owned by the Sellers, development, quality control, quality assurance, regulatory documents, all personnel and employment records for the Transferred Employees or any individual independent contractors of the Sellers or the Purchased Entities (excluding performance assessments), unless prohibited by applicable Law, and other books and records owned by the Sellers, in each case whether stored in hard copy form or on electronic, magnetic, optical or other media and excluding any such items relating to Excluded Assets (collectively, the “Records”).

For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, Sellers shall not sell, assign, transfer or deliver, and Buyer shall not purchase any Excluded Assets.

Notwithstanding anything to the contrary in this Agreement, (A) at any time (but in any event no later than 11:59 p.m. New York Time on the date that is two (2) Business Days prior to the Closing) Buyer may, in its sole discretion and by written notice to the Company, designate any of the Purchased Assets (including, for the avoidance of doubt, the Purchased Entities) as additional Excluded Assets, which notice shall set forth in reasonable detail the Purchased Assets so designated; and (B) the Liabilities of Sellers under or related to any Purchased Asset designated as an Excluded Asset pursuant to this paragraph will constitute Excluded Liabilities; provided, that Buyer acknowledges and agrees that there shall be no reduction in the Purchase Price if it elects to designate any Purchased Asset as an Excluded Asset.

Pursuant to Section 2.05(b), from and after the date hereof until seven (7) days prior to the Closing (and with the consent of the counterparty until one (1) day prior to Closing), Buyer may, in its sole discretion, designate any Contract or Lease not already included as a Purchased Contract to be a Purchased Contract, effective on and as of the Closing; provided, that Sellers acknowledge and agree that there shall be no increase to the Cash Balance portion of the Purchase Price if Buyer makes any such designation.

Section 2.02.          Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume only the following Liabilities of Sellers (and no other Liabilities of Sellers, which other Liabilities of Sellers shall be retained by Sellers) (the “Assumed Liabilities”):

(a)           all Liabilities relating to or arising out of the ownership or operation of the Purchased Assets (including, for the avoidance of doubt, any Liabilities for Taxes arising from the ownership or operation of the Purchased Assets in a Post-Closing Tax Period (including, with respect to any Taxes arising in a Straddle Period, the portion of such Taxes that are allocable to Buyer under Section 7.06(c))) by Buyer solely for and in respect of periods following the Closing and excluding any Excluded Liabilities; for the avoidance of doubt any Liabilities relating to or arising out of facts, events or circumstances occurring prior to the Closing, regardless of whether such Liabilities arise or are asserted prior to or after the Closing, shall be Excluded Liabilities (except to the extent such Liability is otherwise expressly set forth as an Assumed Liability in another section of this Agreement);

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(b)           payment of all Liabilities, to the extent not paid in connection with the DIP Facility, arising under and with respect to the Assumed Plans and Agreements and the Purchased Entities’ Plans, if any (including, for the avoidance of doubt, with respect to any Purchased Entity Employee), and the Sellers have advised that, to their Knowledge, any such Liabilities that are due and payable are expected to total $0.00 on the Closing Date assuming the Closing occurs on August 15, 2023 (for avoidance of doubt, not including Liabilities expressly covered by the other specific clauses in this Section 2.02);

(c)           other than in respect of PTO Liabilities, all Liabilities associated with Transferred Employees arising and accruing on or after (i) the Closing Date or (ii) in the case of Business Employees who become Transferred Employees after the Closing Date, the date such Business Employees become Transferred Employees;

(d)           payment of all Liabilities arising out of, relating to, or with respect to any notice pay or benefits and claims under the WARN Act with respect to any Transferred Employee arising on or following the Closing Date;

(e)           payment of Post-Closing COBRA Liabilities;

(f)            all Liabilities related to the claims incurred as of the Closing Date but not reported in respect of Seller’s self-insured medical plan (“IBNR Claims”);

(g)           all Liabilities of each Seller relating to or arising out of the Purchased Contracts solely in respect of periods following the Closing and not to the extent relating to or arising out of any breach or default thereof or other activities on or prior to the Closing and excluding any Excluded Liabilities;

(h)           all Liabilities outstanding as of and after the Closing with respect to (i) returns of goods or merchandise sold by any Seller, in compliance with the return policy in effect as of such sale, (ii) gift cards and certificates, validly issued by Sellers and outstanding as of the Closing, (iii) customer prepayments to the extent related to a Purchased Asset, and (iv) customer loyalty obligations or programs;

(i)            any and all Liabilities for Transfer Taxes for which Buyer is liable pursuant to Section 7.06(a);

(j)            certain accounts payables related to the Purchased Assets and specified by Buyer in its sole and absolute discretion, as set forth on Section 2.02(j) of the Disclosure Schedules;

(k)           Cure Costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Purchased Contracts;

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(l)            during the Designation Rights Period, all administrative expenses arising under Designated Contracts until such time as they become an Excluded Asset or a Purchased Contract and any incremental costs or expenses (i) that arise out of the Sellers’ extension and continuation of the Chapter 11 Cases that is directly attributable to the Buyer’s extension of the Designation Rights Period and (ii) are incurred as a result of the Sellers’ performance of their obligations under this Agreement;

(m)          subject to the Accrued Liabilities Cap, payment of Liabilities, to the extent not paid in connection with the DIP Facility, for payroll incurred in the Ordinary Course of Business arising after the Petition Date through the Closing Date (including, for the avoidance of doubt, the employer portion of Taxes payable in respect thereof, and excluding any Liabilities related to equity or equity-based incentive awards, cash bonuses, accrued paid time off, or any similar obligations arising under any Service Provider Agreement or Seller Plan) and remaining unpaid as of the Closing Date (“Post-Petition Wages”);

(n)           subject to the Accrued Liabilities Cap, payment of Liabilities for Specified Sales Taxes remaining unpaid as of the Closing Date;

(o)           subject to the Accrued Liabilities Cap, payment of Liabilities of the Company’s iMedia Digital Services business unit incurred in the Ordinary Course of Business arising after the Petition Date through the Closing Date and remaining unpaid as of the Closing Date;

(p)           subject to the Accrued Liabilities Cap, with respect to each Distribution Contract that (i) as of the date hereof, is a Purchased Contract or Designated Contract and (ii) after the date hereof but prior to Closing, becomes an Excluded Contract due to Buyer’s actions, payment of Liabilities arising under any such Distribution Contracts, to the extent relating to periods from and after the Petition Date through the Closing Date;

(q)           subject to the Accrued Liabilities Cap, payment of Liabilities for general and administrative expenses incurred in the Ordinary Course of Business arising after the Petition Date through the Closing Date and remaining unpaid as of the Closing Date; and

(r)            any other Liability expressly to be assumed by Buyer pursuant to the Sale Order.

Notwithstanding anything to the contrary in this Agreement, (1) the sum of the aggregate maximum amounts of Buyer’s payment obligations in respect of Assumed Liabilities in the foregoing Section 2.02(m), Section 2.02(n), Section 2.02(o), Section 2.02(p), and Section 2.02(q) (together, the “Capped Assumed Liabilities”) shall not exceed $8,000,000 (eight million United States Dollars) (the “Accrued Liabilities Cap”), (2) Buyer’s sole obligation in respect of the Capped Assumed Liabilities shall be payment thereof up to the Accrued Liabilities Cap, and (3) Buyer shall have no other obligation or liability in respect of the Capped Assumed Liabilities.

Notwithstanding anything to the contrary in this Agreement, at any time (but in any event no later than 11:59 p.m. New York Time on the date that is two (2) Business Days prior to the deadline to the Closing) Buyer may, in its sole discretion and by written notice to the Company, designate any of the Excluded Liabilities as additional Assumed Liabilities, which notice shall set forth in reasonable detail the Excluded Liabilities so designated; provided, that Buyer acknowledges and agrees that there shall be no reduction in the Cash Balance portion of the Purchase Price if it elects to designate any Excluded Liabilities as additional Assumed Liabilities; provided, further, that Buyer acknowledges and agrees that Sellers’ self-insured medical plan shall be listed as an Assumed Plan and Agreement.

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Section 2.03.          Excluded Assets. Notwithstanding any provision in this Agreement to the contrary, Sellers shall not be deemed to sell, transfer, assign, convey or deliver, and Sellers will retain all right, title and interest to, in and under the following assets, properties, interests and rights of Sellers (whether owned, licensed, leased or otherwise) (the “Excluded Assets”):

(a)           the organizational documents, corporate records and minute books, in each case, to the extent solely pertaining to the organization, existence or capitalization of Sellers (and not used in the operation of the Business or the Purchased Assets);

(b)           subject to Section 2.05 any Contract that is not a Purchased Contract or a Designated Contract, including for the avoidance of doubt the Contracts (including Leases with respect to Leased Real Property) set forth on Section 2.03(b) of the Disclosure Schedules (collectively, the “Excluded Contracts”);

(c)           an amount of Cash and Cash Equivalents equal to the Minimum Cash Amount (the “Excluded Cash”), plus the Deposit and the Purchase Price Reserve;

(d)           the Utility Deposits;

(e)           the Carve-Out Reserve Account (as defined in the DIP Credit Agreement) and one other bank account of Sellers designated by the Company as an excluded bank account for purposes of winding down the Business (for avoidance of doubt, without duplication of any Cash and Cash Equivalents covered in Section 2.03(c)) (collectively, the “Excluded Accounts”);

(f)            all rights that accrue or will accrue to any Seller or any of their Subsidiaries (other than the Purchased Entities) pursuant to this Agreement or any of the other Transaction Documents;

(g)           other than the Purchased Shares (or any equity interests owned by Purchased Entities), all shares of capital stock or other equity interests of any Seller or any Subsidiary of any Seller;

(h)           other than the Assumed Plans and Agreements and the Purchased Entities’ Plans, all Seller Plans, together with all funding arrangements related thereto (including all assets, trusts, insurance policies and administrative service Contracts related thereto), and all rights and obligations thereunder;

(i)            all current and prior director and officer (or similar) insurance policies of the Sellers and all rights of any nature with respect thereto, including all insurance proceeds or recoveries thereunder and rights to assert claims with respect to any such insurance proceeds or recoveries;

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(j)            all attorney-client privilege and attorney work-product protection of Sellers or associated with their businesses solely to the extent arising with respect to legal counsel representation of Sellers or their Affiliates or their businesses in connection with the transactions contemplated by this Agreement or any of the Transaction Documents; for the avoidance of doubt, all attorney-client privilege and attorney work-product relating to the Purchased Assets and the Assumed Liabilities shall be Purchased Assets;

(k)           all personnel and employment records for the Transferred Employees or any individual independent contractors of the Sellers that cannot be provided under applicable Law;

(l)            all rights to any Tax refunds, or credits (in lieu of refunds) against Tax liabilities, of Sellers that relate to Taxes that are Excluded Liabilities or that are paid by Sellers after the Closing, but solely to the extent that such Tax refunds are not attributable to a loss, credit or other tax attribute of Buyer or any of its Affiliates including, without limitation, any tax attributes of any Seller or Group Company that would otherwise be transferred to Buyer or any of its Affiliates (including any Purchased Entity) pursuant to the transactions contemplated by this Agreement; provided, that if Buyer or any of its Affiliates incurs any reasonable, out-of-pocket costs or expenses (including Taxes) as a direct result of the receipt any such Tax refund or credit (in lieu of a refund), Buyer shall be entitled to retain the portion of such Tax refund or credit (in lieu of a refund) equal to the amount of such reasonable, out-of-pocket costs or expenses;

(m)          all Intellectual Property owned by a Person other than a Seller (other than rights to Intellectual Property granted to a Seller pursuant to a Purchased Contract);

(n)           all Service Provider Agreements other than those that are Assumed Plans and Agreements;

(o)           all claims that Sellers or their Affiliates may have against any Person with respect to Excluded Assets or Excluded Liabilities;

(p)           all rights, claims and causes of action of Sellers under this Agreement and any other Transaction Document or any agreement, certificate, instrument, or other document executed and delivered between Sellers and Buyer or their respective Affiliates in connection with the transactions contemplated by this Agreement, or any other agreement between Sellers and Buyer or their respective Affiliates entered into on or after the date hereof relating to the foregoing;

(q)           all of Sellers’ direct or indirect interests in the Persons listed in Section 2.03(q) of the Disclosure Schedules;

(r)            all Excluded Actions;

(s)           any funds collected on behalf of another person or held (whether in trust or otherwise) pursuant to applicable Law for the benefit of a U.S. federal, state, county or city taxing or licensing authority with respect to an unpaid Tax obligation, solely to the extent such funds are funded in accordance with the DIP Budget; and

(t)            Consigned Inventory unless an election is made by Buyer pursuant to Section 7.15.

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Section 2.04.          Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, except solely for the Assumed Liabilities, Buyer shall not assume, be required to pay, perform or discharge, or be liable for any Liabilities of any Seller, of whatever nature, whether presently in existence or arising hereafter, whether or not related to the Business or the Purchased Assets, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, matured or unmatured, direct or indirect, and however arising, whether existing prior to or on the Closing Date or arising thereafter as a result of any act, omission, or circumstances taking place prior to the Closing, and Sellers shall retain and be responsible for all Liabilities of a Seller other than solely the Assumed Liabilities, including the following (the Liabilities described in this Section 2.04 collectively, the “Excluded Liabilities”):

(a)           all Liabilities for any Taxes (in each case, other than (x) Liabilities for Taxes of any Purchased Entity, or (y) Transfer Taxes for which Buyer is liable pursuant to Section 7.06(a) of this Agreement, or (z) Specified Sales Taxes, (i) arising from or with respect to the Purchased Assets, the Assumed Liabilities or the operation of the Business that are attributable to any Pre-Closing Tax Period (including, with respect to any Taxes arising in a Straddle Period, the portion of such Taxes that are allocable to the Seller under Section 7.06(c), (ii) imposed on or with respect to the Excluded Assets or Excluded Liabilities, (iii) of any Seller or any Affiliate (other than a Purchased Entity) or predecessor of Seller for any period, including Taxes of Seller or any Affiliate (other than a Purchased Entity) or predecessor of Seller that could become a liability of, or be assessed or collected against, Buyer or any of its Affiliates (including the Purchased Entities), or that could become an Encumbrance on the Purchased Assets, (iv) for which Seller or any of its Affiliates (other than a Purchased Entity) would be liable as a result of being a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date, pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar Law, and (v) arising in connection with the transactions contemplated by this Agreement (other than Transfer Taxes for which Buyer is liable pursuant to Section 7.06(a) of this Agreement);

(b)           Reserved;

(c)           all Liabilities arising under any Excluded Contract, other than those described in Section 2.02(l);

(d)           all Liabilities of Sellers for Indebtedness, including any intercompany Indebtedness among Sellers or due from a Purchased Entity to a Seller;

(e)           all Liabilities relating to any accounts payable other than those specifically identified by Buyer as an Assumed Liability;

(f)            all Liabilities and other obligations of Sellers relating to or arising from any Collective Bargaining Agreement (except as required by applicable Law);

(g)           all Liabilities associated with Service Providers who do not become Transferred Employees, other than, with respect to any such Service Providers, (i) IBNR Claims, (ii) Post-Closing COBRA Liabilities and (iii) Post-Petition Wages;

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(h)           all Liabilities arising out of, relating to, or with respect to any notice pay or benefits and claims under the WARN Act with respect to any current or former Service Provider arising on or prior to the Closing Date;

(i)            all Service Provider Agreements and Seller Plans (other than the Assumed Plans and Agreements and the Purchased Entities’ Plans), and Liabilities arising out of, relating to or with respect to any Service Provider Agreement or any Seller Plan (other than the Assumed Plans and Agreements and the Purchased Entities’ Plans);

(j)            all Liabilities arising out of, relating to, or with respect to any bonus or other incentive compensation arrangement of Sellers, including, without limitation, the accrued, but un-paid, 2022 annual incentive bonuses;

(k)           all Liabilities arising out of, relating to, or with respect to any Service Provider’s accrued paid time off under any vacation or other paid time off policy or similar arrangement of Sellers (the “PTO Liabilities”);

(l)            all Ordinary Course current Liabilities of the Sellers attributable to the ownership or operation of the Purchased Assets in respect of the period following the Petition Date and prior to the Closing other than those set forth in Section 2.02(m), Section 2.02(n), 2.02(o), 2.02(p), and 2.02(q);

(m)          all Liabilities arising in connection with any violation of any applicable Law relating to the period prior to the Closing;

(n)           all Liabilities of Sellers to their equity holders;

(o)           all Liabilities arising out of relating to any business or property formerly owned or operated by any of the Sellers, any affiliate or predecessor thereof, but not presently owned and operated by the Sellers;

(p)           all Liabilities of Sellers arising under or pursuant to any Environmental Health and Safety Requirements, including with respect to any real property owned, operated, leased or otherwise used by Sellers, whether or not used in the Ordinary Course, including any Liabilities for noncompliance with any Environmental Health and Safety Requirements (including the Release of Hazardous Materials), in each case to the extent arising as a result of any act, omission, or circumstances taking place on or prior to the Closing, whether known or unknown as of the Closing;

(q)           all Liabilities arising out of, relating to or with respect to any Order or Proceeding involving, against or affecting, any Purchased Asset (i) commenced, filed, initiated or threatened as of the Closing or (ii) relating to facts, events or circumstances arising or occurring prior to the Closing;

(r)            any obligation of any Seller to indemnify any Person by reason of, or in connection with, the fact that such Person was a director, officer, manager, employee or agent of such Seller or any Purchased Entity or any other Person;

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(s)           all Liabilities for: (i) costs and expenses incurred or owed in connection with the administration of the Chapter 11 Cases by Sellers; and (ii) all costs and expenses incurred in connection with the negotiation, execution and consummation of the transactions contemplated under this Agreement by Sellers;

(t)            all Liabilities arising out of, relating to or with respect to any Proceedings whether in existence prior to, at the Closing Date or arising thereafter relating to Sellers or the Excluded Assets;

(u)           all Capped Assumed Liabilities, other than Buyer’s payment obligation in respect of Capped Assumed Liabilities up to the Accrued Liabilities Cap; and

(v)           all other Liabilities of Sellers that are not expressly included as Assumed Liabilities or that relate to any Excluded Asset, whether arising prior to or after the Closing.

Section 2.05.         Assignment of Contracts and Rights.

(a)           On or before the date of this Agreement, Sellers have delivered to Buyer a schedule that contains a substantially complete list of each material Contract to which a Seller is a party or by which a Seller is bound, of Sellers and Sellers’ good faith estimate of the amount of Cure Costs applicable to each such Contract (the “Original Contract & Cure Schedule”). On or before the date of this Agreement, Sellers shall deliver to Buyer an updated Original Contract & Cure Schedule that includes a substantially complete list of each Contract to which a Seller is a party or by which a Seller is bound, of Sellers’ good faith estimate of the amount of Cure Costs applicable to each such Contract and, subject to Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), such updated schedule shall hereinafter be deemed to be the “Original Contract & Cure Schedule”. From the date on which such Original Contract & Cure Schedule is provided to Buyer through (and including) the date which is three (3) days prior to the Closing Date, promptly following any changes to the information set forth on the Original Contract & Cure Schedule (including any new Contracts to which any Seller becomes a party and any change in the Cure Cost of any Contract), or as reasonably requested by Buyer, Sellers shall provide Buyer with a schedule that updates and corrects such information (as such schedule may be amended, supplemented or otherwise modified from time to time prior to the Closing Date in accordance with the terms of this Agreement, the “Contract & Cure Update Schedule”). Sellers shall be responsible for the verification of all Cure Costs for each Contract and shall, in consultation with and subject to the consent of Buyer, use their reasonable best efforts to establish Cure Costs for each Contract prior to the Closing Date.

(b)           At any time, but in no event later than one (1) Business Day prior to the Closing Date, Buyer may, by written notice to the Company eliminate any Contract (including any Lease) from Section 2.01(a) of the Disclosure Schedules as a Purchased Contract. At any time, but in no event later than the date hereof, Buyer may, by written notice to the Company add any Contracts (including any Lease) to Section 2.01(a) of the Disclosure Schedules as a Purchased Contract; provided, Sellers shall promptly give notice to the other parties to such Contract informing them of the assumption of such Contract, including by providing them with the Cure Costs and the amount that Buyer proposes to pay in satisfaction of such Cure Costs (“Cure Payment”), and an opportunity to object to such Cure Costs. The procedures for establishing Cure Costs, Cure Payment, and any other procedures relating to the negotiation and payment of Cure Costs shall be set forth in the Sale Motion. Automatically upon the elimination of any Contract as a Purchased Contract in accordance with the first sentence of this Section 2.05(b), such Contract will constitute an Excluded Contract and will not be assigned to Buyer, and no Liabilities arising thereunder or relating thereto shall be assumed by Buyer. The Parties acknowledge and agree that there will be no reduction in, or increase to, the Purchase Price as a result of any addition or elimination of any Contract as a Purchased Contract; provided, however, that any such addition or elimination may increase or decrease (as applicable) the extent of the Assumed Liabilities, Purchased Assets and/or Excluded Contracts.

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(c)           Sellers shall use their reasonable best efforts to assign the Purchased Contracts to Buyer, including using their reasonable best efforts to take all actions required to facilitate any negotiations with the counterparties to such Purchased Contracts and to obtain an Order containing a finding that the proposed assumption and assignment of the Purchased Contracts to Buyer satisfies all requirements of Section 365 of the Bankruptcy Code; provided that, for the avoidance of doubt, any Cure Cost with respect to such Purchased Contract shall constitute an Assumed Liability.

(d)           Except as to Purchased Contracts, this Agreement shall not constitute an agreement to contribute, transfer, assign or deliver any Purchased Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted contribution, transfer, assignment, or delivery thereof without the consent of a third party or Governmental Authority (each, a “Transfer Consent”), would conflict with, violate, constitute a breach or default under any related Contract or violate any applicable Law or in any way otherwise adversely affect the rights of Buyer or Sellers thereunder. If such Transfer Consent is not obtained or such assignment is not attainable pursuant to Section 365 of the Bankruptcy Code, to the extent permitted and subject to any approval of the Bankruptcy Court that may be required, Sellers and Buyer will reasonably cooperate in a mutually agreeable arrangement (at Sellers’ cost and expense) under which Buyer would obtain the claims, rights or benefits and assume the obligations thereunder in accordance with this Agreement without any further additional consideration. For the avoidance of doubt, the failure to obtain any Transfer Consent with respect to any Purchased Asset shall not delay the Closing; provided that, from and after the Closing, Sellers shall use their reasonable best efforts to obtain such Transfer Consent for Buyer with respect to such Purchased Asset. Upon obtaining any such Transfer Consent with respect to the applicable Purchased Asset after the Closing, such Purchased Asset shall promptly be transferred and assigned to Buyer or a Buyer Designee in accordance with the terms of this Agreement, the Sale Order, and the Bankruptcy Code without any further additional consideration. Buyer may request, in its reasonable business judgment, certain modifications and amendments to any Contract as a condition to such Contract being designated as a Purchased Contract, and Sellers shall use their reasonable best efforts to obtain such modifications or amendments.

(e)           At Closing, pursuant to the Sale Order and the Assumption and Assignment Agreements, Sellers shall assign or cause to be assigned to Buyer (the consideration for which is included in the Purchase Price) each of the Purchased Contracts that is capable of being assigned.

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(f)            If any Contract requires the payment of Cure Costs in order to be assumed and assigned pursuant to Section 365 of the Bankruptcy Code, and such Cure Costs are or will be undetermined on the Closing Date because a non-Seller counterparty to such Contract proposed Cure Costs in an amount that is different than the amount of Cure Costs proposed by Sellers and has not consented to the Cure Payment and such disagreement will not be resolved prior to the Sale Hearing (each such Contract, a “Disputed Amount Contract”), then Sellers shall provide Buyer, not less than three (3) days prior to the Sale Hearing, with a schedule that lists each such Disputed Amount Contract and the amount of Cure Costs that has been proposed by each such non-Seller counterparty. If Sellers, with the consent of Buyer, and the non-Seller counterparty with respect to any Disputed Amount Contract, are unable to agree on Cure Costs for such Disputed Amount Contract prior to the Sale Hearing, solely upon Buyer’s written request, Sellers shall seek to have the amount of Cure Costs related to such Disputed Amount Contract determined by the Bankruptcy Court at the Sale Hearing. Upon final determination of such Cure Costs, Buyer may elect, at its sole cost and expense, to re-designate such Purchased Contract as an Excluded Contract or Designated Contract. If such Purchased Contract is not so re-designated, (x) the applicable Sellers shall promptly take such steps as are reasonably necessary, including, if applicable and reasonably practicable, promptly on delivery of no less than five (5) Business Days’ notice to the non-Seller counterparty to such Contract, to cause such Contract to be assumed by the applicable Seller and assigned to Buyer, including by executing and delivering to Buyer an Assumption and Assignment Agreement with respect to such Purchased Contract, and (y) Buyer shall pay the Cure Costs with respect to such Purchased Contract either (i) concurrently with their assumption and assignment thereof to Buyer or (ii) as agreed in writing by Buyer and the applicable counterparty to such Purchased Contract, and Buyer shall execute and deliver to the applicable Sellers an Assumption and Assignment Agreement with respect to such Purchased Contract; provided that all undisputed Cure Costs for Purchased Contracts shall be paid by Buyer as soon as reasonably practicable after Closing, unless a later term is provided for in the Ordinary Course with respect to a Purchased Contract, or as otherwise agreed with any counterparty to a Purchased Contract. Notwithstanding the foregoing, if, following the Closing, it is discovered that a Contract that should have been listed on the Original Contract & Cure Schedule or any Contract & Cure Update Schedule was not so listed, Sellers shall, to the extent Sellers are still debtors-in-possession in the Chapter 11 Cases, promptly following the discovery thereof, notify Buyer in writing of any such Contract and the Seller’s good faith estimate of the amount of Cure Costs applicable to each such Contract (and if no Cure Cost is estimated to be applicable with respect to any such Contract, the amount of such Cure Cost shall be designated for such Contract as “$0.00”), and upon Buyer’s request, take all actions reasonably required to assume and assign to Buyer such Contract.

(g)           At any time prior to Closing, by written notice to Sellers, Buyer may, in its sole discretion, designate any Contract or Lease (a “Designated Contract”) to be listed on Section 2.05(g) of the Disclosure Schedules. At any time that is at least ten (10) days prior to the end of the Designation Rights Period, by written notice to Sellers, Buyer may (i) designate any Designated Contract for assumption and assignment to Buyer or its designee by paying the Cure Costs determined pursuant to Section 2.05(f) of this Agreement or (ii) designate any Designated Contract to be an Excluded Contract (an “Excluded Contract Notice”). Two (2) Business Days after delivery of an Excluded Contract Notice to Sellers, any Designated Contract listed in such Excluded Contract Notice shall be deemed to be an Excluded Contract. Any Contract or Lease that is not assumed and assigned before the expiration of the Designation Rights Period shall be deemed an Excluded Contract effective as of the date on which the Designation Rights Period expires. For the avoidance of doubt, all Contracts and Leases that are not designated by Buyer to be Purchased Contracts or Designated Contracts immediately prior to the Closing shall be deemed to be an Excluded Contract, and all Designated Contracts assumed and assigned to Buyer or its designee pursuant to this Section 2.05 shall be Purchased Contracts.

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(h)           Notwithstanding Section 2.05(g) above, during the Designation Rights Period, Buyer may enter into an agreement with the counterparty to any Designated Contract pursuant to which such counterparty consents to the assumption and assignment to Buyer or its designee of such Designated Contract on the terms set forth in such agreement, and such agreement shall be effective without further order of the Bankruptcy Court.

(i)            During the Designation Rights Period, the Sellers shall not reject, terminate, amend, supplement, modify, waive any rights under, or create any adverse interest with respect to any Designated Contract or take any affirmative action not required thereby, without the prior written consent of Buyer unless Buyer has provided written notice to the Sellers designating such Contract or Lease for rejection pursuant to this Section 2.05(i).

(j)            At the Closing, Buyer shall deliver to the Company updated versions of Section 2.01(a) of the Disclosure Schedules, Section 2.03(b) of the Disclosure Schedules, and Section 2.05(g)  of the Disclosure Schedules, each updated in accordance with this Section 2.05.

Section 2.06.         Purchase Price. On the terms and subject to the conditions contained herein, the aggregate consideration for the Purchased Assets (the “Purchase Price”) shall consist of (i) cash in an amount equal to $39,947,305.40 (the “Cash Balance”), which shall be paid at Closing pursuant to Section 2.07 and Section 2.09(b)(i), (ii) if the amount of Cash and Cash Equivalents held by Sellers at Closing (excluding any amounts in Excluded Accounts) (such amount, the “Closing Cash”) is less than the Minimum Cash Amount, cash in an amount equal to the difference between the Minimum Cash Amount and the Closing Cash (the “Minimum Cash Shortfall”),, and (iii) the assumption of the Assumed Liabilities, including the payment of the Cure Costs for the Purchased Contracts, which shall be paid to the applicable obligees identified on the Contract & Cure Update Schedule pursuant to Section 2.09(b)(iii); provided, however, that Buyer reserves the right, in its sole discretion, to increase the Purchase Price (including any component thereof), subject to applicable Law.

Section 2.07.         Deposit. Promptly following the execution of this Agreement, Buyer (or Guarantor on its behalf) shall immediately deposit an aggregate amount equal to $3,994,730.00 in cash into the Deposit Escrow Account (the “Deposit”). The Deposit shall be released and delivered by the Escrow Agent to either Buyer or Sellers, as applicable, as follows, in each case in accordance with the Escrow Agreement:

(a)           if the Closing occurs, the Deposit shall be released to the Sellers and applied against the Cash Balance.

(b)           if this Agreement is terminated by Sellers pursuant to Section 10.01(n), the Deposit shall be released to Sellers within five (5) Business Days after such termination; or

(c)           if this Agreement is terminated for any reason (other than a termination pursuant to Section 10.01(n)) shall be returned to Buyer within five (5) Business Days after such termination.

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Section 2.08.          Purchase Price Allocation. No later than one hundred twenty (120) days after the Closing Date, Buyer shall deliver to the Company a schedule (i) allocating the Purchase Price (and any adjustments thereto as determined for U.S. federal income tax purposes) between each Seller (or, in the case of a Seller that is an entity that is treated as disregarded for U.S. federal income tax purposes, such Seller’s regarded owner for U.S. federal income tax purposes), and (ii) allocating the Purchase Price (and any adjustments thereto as determined for U.S. federal income tax purposes) among the Purchased Assets (and if a Purchased Asset is an equity interest in a Purchased Entity that is classified as a disregarded entity for U.S. federal income tax purposes, the assets of such Purchased Entity) and Assumed Liabilities of such Seller (or such Seller’s regarded owner for U.S. federal income tax purposes), (such schedule, the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code, the regulations promulgated thereunder, and any similar provision of applicable Law. The Parties shall (and shall cause their respective Affiliates to) file all Tax Returns, including Form 8594 (Asset Acquisition Statement under Section 1060 of the Code), in a manner consistent with the Allocation Schedule and shall not take (or permit any of their respective Affiliates to take) any position inconsistent therewith upon examination of any Tax Return, in any Tax refund claim, in any Proceeding related to Taxes, or otherwise unless otherwise required by determination within the meaning of Section 1313(a) of the Code (and comparable provision of state, local, or non-U.S. Laws) or other binding settlement on audit. If any taxing authority disputes the final Allocation Schedule, the Party receiving notice of the dispute shall promptly notify the other Party hereto of such dispute and the Parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Allocation Schedule; provided that, subject to the immediately succeeding proviso, nothing in this Section 2.08 shall impede the ability of any of the Parties or any of their respective Affiliates to compromise and/or settle any Proceeding relating to the Allocation Schedule.

Section 2.09.         Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place via the exchange of documents by mail or electronic delivery services, as soon as possible following entry of the Sale Order, but in no event later than three (3) Business Days, after satisfaction of the conditions set forth in Article 8, or at such other time or place as Buyer and the Company may agree in writing. At the Closing:

(a)           Sellers shall deliver, or cause to be delivered, to Buyer:

(i)            one or more assumption and assignment agreements, in the form attached hereto as Exhibit A (the “Assumption and Assignment Agreements”), duly executed by each applicable Seller;

(ii)           one or more bills of sale, in the form attached hereto as Exhibit B (the “Bills of Sale”), duly executed by each applicable Seller;

(iii)          an instrument evidencing the assignment of all Trademarks included in the Purchased Assets, in the form attached hereto as Exhibit C (the “Assignment of Trademarks”) duly executed by each applicable Seller;

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(iv)          an instrument evidencing the assignment of all Domain Names included in the Purchased Assets, in the form attached hereto as Exhibit D (the “Assignment of Domain Names”) duly executed by each applicable Seller;

(v)           original stock, unit or interest certificates evidencing the Purchased Shares (if any) duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with any required stock transfer tax stamps affixed thereto;

(vi)          a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company certifying that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;

(vii)         copies of all Records in the possession or control of any Seller;

(viii)        with respect to any Seller that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “US Person”), and any Seller that is disregarded as a separate entity from a US Person for income tax purposes, a properly completed and executed valid IRS Form W-9 of such Seller or such Seller’s regarded owner that is a US Person, as applicable;

(ix)           each third-party consent, waiver, authorization, or approval set forth on Section 2.09(a)(ix) of the Disclosure Schedules, each in form and substance reasonably acceptable to Buyer;

(x)            in connection with the Vendor Loan Agreement, an irrevocable payoff letter signed by all lenders which (x) establishes the overall amount of indebtedness to be paid by Seller and (y) provides further that, upon payment of an amount equal to €5,975,000, all outstanding amounts due under the Vendor Loan Agreement have been satisfied in full;

(xi)           an instrument evidencing the assignment of all Patents included in the Purchased Assets, in the form attached hereto as Exhibit F (the “Assignment of Patents”) duly executed by each applicable Seller; and

(xii)          such other deeds, bills of sale, assignments, memoranda of assignment, share transfer forms and other good and sufficient instruments of conveyance and assignment as Buyer deems reasonably necessary to vest in, and transfer to, Buyer all right, title and interest in, to and under the Purchased Assets (including the Purchased Shares), each in form and substance reasonably acceptable to Buyer.

(b)           Buyer shall deliver, or cause to be delivered, to the Company or to such other Person(s) as may be entitled to payment therefrom, as applicable:

(i)            unless otherwise ordered by the Bankruptcy Court, the DIP Payoff Amount, by wire transfer of immediately available funds, to the bank account(s) designated in writing by the Agent (as defined in the DIP Credit Agreement) at least two (2) Business Days prior to the Closing Date; provided that the Parties agree that (x) the DIP Payoff Amount is being wired by or on behalf of Buyer directly to the Agent (as defined in the DIP Credit Agreement) solely for administrative convenience and (y) the DIP Payoff Amount shall be treated as paid by Buyer to Sellers, and then, upon application against the Obligations (as defined in the DIP Credit Agreement) pursuant to the terms and conditions of the DIP Credit Agreement, by Seller to the Agent, for all purposes;

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(ii)            the Cash Balance minus the Deposit minus the DIP Payoff Amount, by wire transfer of immediately available funds, to the bank account(s) designated in writing by the Sellers at least two (2) Business Days prior to the Closing;

(iii)           the Cure Costs on account of the Purchased Contracts, to the obligees identified on the Contract & Cure Update Schedule;

(iv)           the Assumption and Assignment Agreements, duly executed by Buyer or the applicable Buyer Designee;

(v)            the Bills of Sale, duly executed by Buyer or the applicable Buyer Designee;

(vi)           the Assignment of Trademarks, the Assignment of Domain Names and the Assignment of Patents, in each case, duly executed by Buyer or the applicable Buyer Designee;

(vii)          a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer certifying that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;

(viii)         the Minimum Cash Shortfall, if any, by wire transfer of immediately available funds, to the bank account designated in writing by Sellers;

(ix)            in connection with the Vendor Loan Agreement, cash in an amount equal to €5,975,000, by wire transfer of immediately available funds, to the bank account designated in writing by Sellers; and

(x)            such other assignments and other good and sufficient instruments of assumption and transfer, in form satisfactory to Buyer and Sellers, as Sellers may reasonably request to transfer and assign the Purchased Assets and Assumed Liabilities to Buyer.

(c)           Company and Buyer or a Buyer Designee shall enter into a German law governed notarial share transfer agreement in order to effect the assignment of the shares (Geschäftsanteile) in the German limited liability company (GmbH) iMedia & 123tv Holding GmbH with its seat in Grünwald, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under HRB 267579 from the Company to the Buyer or the Buyer Designee, substantially in the form attached hereto as Exhibit E (the “STA Germany”).

Section 2.10.         Withholding. Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Buyer (or any agent thereof) is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment; provided that Buyer shall use commercially reasonable efforts to promptly notify the applicable Seller of its intention to deduct or withhold in respect of any consideration otherwise payable to Sellers. To the extent that amounts are withheld and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and in no event shall the withholding reduce the Cash Balance. As of the date hereof, the Buyer and the Sellers each acknowledge that it is not aware of any obligation to deduct or withhold any amount from the consideration payable pursuant to this Agreement under the Code or any other Tax Law, provided each of the Sellers satisfies the requirements of Section 2.09(a)(viii).

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Article 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except (a) as set forth in the Disclosure Schedules, but subject to Section 11.12, or (b) as disclosed in any form, document or report publicly filed with or publicly furnished to the U.S. Securities and Exchange Commission (the “SEC”) by any Seller in the three (3) years prior to the date hereof (the “Company SEC Documents”) (so long as such documents are publicly available via the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system or have been provided to Buyer at least 24 hours prior to the date of this Agreement and excluding any statements in any “Forward-Looking Statements ”or “Risk Factors” sections or any other disclosures contained therein to the extent that such statements are cautionary, predictive or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statement), it being understood that any matter disclosed in such filings shall not be deemed disclosed for purposes of the Seller Fundamental Representations, each Seller hereby jointly and severally represents and warrants to Buyer as follows:

Section 3.01.          Organization and Qualification. Except as set forth on Section 3.01 of the Disclosure Schedules, each Group Company is duly organized, validly existing and in good standing (where applicable) under the Laws of its respective jurisdiction of formation or organization and, subject to the provisions of the Bankruptcy Code, has requisite power and authority to own, lease and operate its properties, where such properties are now owned, leased or operated, and conduct its business (including the Business) as currently conducted. Except as set forth on Section 3.01 of the Disclosure Schedules, each Group Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where such qualification is required for the ownership or operation of the Purchased Assets, except for failures to be so qualified or to be in such good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02.          Authorization; Execution and Delivery; Enforceability. Subject to entry of the Sale Order and any other applicable Order necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents: (a) the execution, delivery and performance of this Agreement and each Transaction Document to which a Group Company is a party and the consummation of the transactions contemplated hereby and thereby have been, or prior to the Closing will be, duly authorized by all necessary corporate or other action on the part of such Group Company, (b) each Group Company has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which such Group Company is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, (c) this Agreement has been, and at or prior to the Closing, each Transaction Document to which each Group Company is a party will be, duly and validly executed and delivered by such Group Company and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes, and each other Transaction Document (when duly and validly executed and delivered) will constitute, the legal, valid and binding obligation of such Group Company, enforceable against such Group Company in accordance with its terms, subject to Bankruptcy Law.

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Section 3.03.          Noncontravention; Consents and Approvals.

(a)           Neither the execution and delivery by any Group Company of this Agreement and each other Transaction Document to which a Group Company is a party, nor the consummation of the transactions contemplated hereunder or thereunder, will, subject to entry of the Sale Order and any other applicable Order of the Bankruptcy Court, (i) conflict with or result in a breach of the organizational documents of any Group Company, (ii) violate any Law or Order to which any Group Company, or its assets or properties, or any of the Purchased Assets may be subject, or (iii) except as set forth on Section 3.03(a) of the Disclosure Schedules, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on, any Contract to which any Group Company is a party or by which any Group Company, or its assets or properties, is bound or to which any of the Purchased Assets is subject, after giving effect to the Sale Order and any applicable Order of the Bankruptcy Court authorizing the assumption and assignment of any such Contract that is a Purchased Contract hereunder, except, in the case of clause (ii) or (iii), for such conflicts, breaches, defaults, rights or failures to give notice as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Purchased Entities, the Purchased Assets or the Assumed Liabilities, taken as a whole.

(b)           Other than (i) the entry of the Sale Order or any other applicable Order of the Bankruptcy Court, and (ii) as set forth on Section 3.03(b) of the Disclosure Schedules, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Group Company in connection with the execution and delivery of this Agreement or any other Transaction Document which any Group Company is a party, the compliance by Group Companies with any of the provisions hereof or thereof, the consummation of transactions contemplated hereby or thereby or any other action by any Group Companies contemplated hereby or thereby (with or without notice or lapse of time, or both), except for such consents, waivers, approvals, Orders, authorizations, declarations, filings or notifications, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Purchased Entities, the Purchased Assets or the Assumed Liabilities, taken as a whole.

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Section 3.04.          Purchased Entities.

(a)           Section 3.04(a) of the Disclosure Schedules sets forth, with respect to each Purchased Entity, (i) the name, (ii) the jurisdiction of formation or organization, (iii) the authorized, issued and outstanding equity interests, and (iv) each owner of record of the Purchased Shares of such Purchased Entity (including the Purchased Shares). The Purchased Shares have been duly authorized and validly issued, are fully paid and non-assessable (where applicable) and have not been issued in violation of any preemptive rights, rights of first offer, rights of first refusal or similar rights, and are owned beneficially, of record and with good and valid title by the applicable Group Company set forth on Section 3.04(a) of the Disclosure Schedules, free and clear of any Encumbrances (other than Permitted Encumbrances). The Purchased Shares constitute all of the outstanding equity interests of the Purchased Entities.

(b)           Section 3.04(b) of the Disclosure Schedules sets forth, with respect to each Purchased Entity, any Subsidiary or any other Person in which such Purchased Entity owns, of record or beneficially, any direct or indirect equity or similar interests or any right (contingent or otherwise) to acquire any direct or indirect equity or similar interests.

(c)           No Purchased Entity is under any obligation, or is bound by any Contract pursuant to which such Purchased Entity may become obligated to, following entry of the Sale Order, (i) declare, make or pay any dividends or distributions, whether current or accumulated or due or payable or (ii) make any loan to, investment in, or capital contribution to, any Person. There are no outstanding options, warrants, calls, rights, subscriptions, arrangements, claims, commitments (contingent or otherwise) or any other agreement or Contract to which any Purchased Entity is a party, or is otherwise subject, that requires the issuance, sale or transfer of any additional shares of capital stock or other equity securities of any Purchased Entity convertible into, exchangeable for or evidencing the right to subscribe for or purchase capital stock or other equity securities of any Purchased Entity. No Seller or any Purchased Entity is a party, or is otherwise subject, to any voting trust or other voting agreement with respect to the Purchased Shares or to any agreement or Contract relating to the issuance, sale, redemption, transfer, acquisition, disposition or registration of the Purchased Shares.

(d)           Except as set forth on Section 3.04(d) of the Disclosure Schedules, there are no other limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which any Seller or Purchased Entity holds any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

Section 3.05.          Title to and Sufficiency of Purchased Assets. Sellers have good and valid title to, or valid leasehold interests in, all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances) and, at the Closing, subject to the Sale Order and any other applicable Order of the Bankruptcy Court, and subject to Section 2.05, Sellers will transfer, convey and assign good and valid title to, or valid leasehold interests in, the Purchased Assets (including record and beneficial ownership of the Purchased Shares) free and clear of all Encumbrances (other than Permitted Encumbrances). Except (a) as set forth on Section 3.05 of the Disclosure Schedules and (b) for the exclusion of the Excluded Assets, and subject to entry of the Sale Order and any other applicable Order necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents and the assumption by Buyer of all Purchased Contracts in accordance with applicable Law (including satisfaction of all applicable Cure Costs), the Purchased Assets, together with the assets of the Purchased Entities, constitute all of the material assets, properties and rights held for use or necessary to operate and conduct the Business in all material respects in the Ordinary Course. Except as set forth on Section 3.05 of the Disclosure Schedules, neither Portal Acquisition Company nor 317047 B.C. Ltd, each as Subsidiary of the Company, hold any assets, properties or rights, either individually or in the aggregate, that are material to the operation of the Business.

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Section 3.06.          Litigation. Except as set forth on Section 3.06 of the Disclosure Schedules: (a) there are no Proceedings pending, or, to the Knowledge of Sellers, threatened against any Seller (with respect to the Purchased Assets or the Assumed Liabilities) or against any Purchased Entity, which, in each case, would reasonably be expected to affect in any material respect Sellers’ ability to perform their obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby, result in losses in excess of $250,000 individually or $2,000,000 in the aggregate or the imposition of material non-monetary relief; (b) there are no Orders outstanding (including any settlement with any Governmental Authority or other Person, administrative order, decree, or agreement) with respect to which any Seller (with respect to the Purchased Assets or Assumed Liabilities) or Purchased Entity have any continuing or outstanding obligations; and (c) for the past three (3) years, the Sellers have not received written notice from any Governmental Authority of any criminal or civil regulatory Proceedings pending or, to the Knowledge of Sellers, threatened in writing against any Seller (with respect to the Purchased Assets or the Assumed Liabilities) or Purchased Entity.

Section 3.07.          Permits; Compliance with Laws.

(a)           Sellers (with respect to the Purchased Assets and the Assumed Liabilities) and the Purchased Entities are in possession of all material Permits necessary to carry on and operate as currently conducted, except as would not reasonably be expected to be material to the Purchased Assets, the Assumed Liabilities, and the Purchased Entities, taken as a whole.

(b)           For the past three (3) years, Sellers (with respect to the Purchased Assets and the Assumed Liabilities) and the Purchased Entities have been in compliance in all material respects with applicable Laws.

Section 3.08.         Material Contracts.

(a)           Section 3.08(a) of the Disclosure Schedules sets forth a true, correct and complete list of the following Contracts to which any Group Company is a party as of the date hereof (and Sellers have made available to Buyer true, correct and complete copies of all such Contracts, together with all amendments, modifications or supplements thereto):

(i)            any Contract relating to the formation, creation, governance, economics or control of any partnership, joint venture, strategic alliance or similar arrangement with any Person that is not a Group Company;

(ii)           any Contract relating to any options, rights (preemptive or otherwise), warrants, calls or convertible securities of the Purchased Entities;

(iii)          any Contract relating to (A) the Indebtedness of any Group Company in excess of $100,000 or (B) the mortgage or pledge of, or otherwise creating an Encumbrance (other than a Permitted Encumbrance) on, any of the Purchased Assets in excess of $100,000 (in each case, other than intercompany Indebtedness amongst the Group Companies);

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(iv)          any Contract relating to the acquisition or disposition of any business, assets or properties for consideration in excess of $100,000 (whether by merger, sale of stock, sale of assets or otherwise) as to which any material earn-out, indemnification or deferred or contingent payment obligations remain outstanding (in each case, excluding for the avoidance of doubt, purchase of inventory in the Ordinary Course);

(v)           any Lease with respect to the Leased Real Property;

(vi)          any Contract for the lease of tangible personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(vii)         any Contract with any Material Supplier;

(viii)        any Contract with any Governmental Authority;

(ix)           any Contract that (A) prohibits or limits the freedom of any Group Company to compete in any line of business with any Person or in any geographic area or (B) contains exclusivity obligations or restrictions binding on any Group Company or (C) grants any right of first refusal or right of first offer obligations or restrictions to any Person;

(x)            any material Contract under which any Group Company (A) has licensed any Intellectual Property from a third party (other than non-exclusive licenses for commercially available or off-the-shelf software or software that is subject to click through or shrink wrap agreements), or (B) grants to any third party any right to use or exploit any Purchased Intellectual Property (other than non-exclusive licenses of any Purchased Intellectual Property granted in the Ordinary Course);

(xi)           any Service Provider Agreement that (i) provides for annual base compensation in excess of $150,000 or (ii) is not terminable at-will, has more than a sixty (60) day contractual termination notice period or provides for contractual severance or change of control benefits; and

(xii)          any Contract that is a Collective Bargaining Agreement.

(b)           With respect to each Contract set forth on Section 3.08(a) of the Disclosure Schedules, and subject to entry of the Sale Order and any other applicable Order necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents and the assumption by Buyer of the applicable Contract in accordance with applicable Law (including satisfaction of all applicable Cure Costs), and except (x) as a result of the commencement of the Chapter 11 Cases or (y) with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated, or replaced, (i) such Contract is in full force and effect and constitutes the legal, valid and binding obligation of the Group Company party thereto and, to the Knowledge of Sellers, the counterparty thereto, enforceable against such Group Company and, to the Knowledge of Sellers, the counterparty thereto in accordance with its terms and conditions, subject to the Bankruptcy Law; (ii) the Cure Costs set forth in the Original Contract & Cure Schedule are true and correct; (iii) except as set forth on Section 3.08(b)(iii) of the Disclosure Schedules, neither the Group Company party thereto nor, to the Knowledge of Sellers, the counterparty thereto is in material breach or material default thereof that would permit or give rise to a right of termination, modification or acceleration thereunder; and (iv) except as set forth on Section 3.08(b)(iv) of the Disclosure Schedules, no Group Company and, to the Knowledge of Sellers, no counterparty thereto, has commenced any Proceeding against any other party to such Contract or given or received any written notice of any breach or default under such Contract that has not been withdrawn or dismissed, except, in the cases of clauses (iii) and (iv), for breaches or defaults caused by or resulting from, or filings or objections made in, the Chapter 11 Cases or which would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business, the Purchased Assets, the Purchased Entities or the Assumed Liabilities, taken as a whole.

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Section 3.09.          Anti-Corruption, Anti-Money Laundering, and International Trade Compliance.

(a)           Sellers and the Purchased Entities, and, to the Knowledge of Sellers, any directors, officers, employees, or representatives of Sellers or the Purchased Entities (but only their capacity as such) are and have been for the past five (5) years in compliance with all International Trade Laws. Sellers and the Purchased Entities, and, to the Knowledge of Sellers, any directors, officers, employees, or representatives of Sellers or the Purchased Entities, currently or during the past five (5) years: (i) is or has been a Sanctioned Person or has acted, directly or indirectly, on behalf of a Sanctioned Person; (ii) is unlawfully conducting or has unlawfully conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; or (iii) is unlawfully dealing in or has unlawfully dealt in, or otherwise engaged in, any transaction relating to, any property or interests in property of any Sanctioned Person.

(b)           None of Sellers or the Purchased Entities, and, to the Knowledge of Sellers, any directors, officers, employees, or representatives of Sellers or the Purchased Entities have received written or, to the Knowledge of Sellers, oral, notice of any current or threatened investigation, inquiry, complaint, lawsuit, voluntary or involuntary disclosure, warning letter, penalty notice, or other regulatory action or Proceeding, whether internal, by a government regulator or agency, or a private party, relating to any alleged violation of International Trade Laws, Anti-Corruption Laws or Anti-Money Laundering Laws, nor have Sellers or the Purchased Entities, and, to the Knowledge of Sellers, any directors, officers, employees, or representatives of Sellers or the Purchased Entities (but only their capacity as such), been charged with or convicted of violating any International Trade Laws, Anti-Corruption Laws or Anti-Money Laundering Laws.

(c)           The Sellers and the Purchased Entities have adopted and implemented policies and procedures reasonably designed to prevent, detect and deter violations of applicable International Trade Laws, Anti-Corruption Laws or Anti-Money Laundering Laws.

(d)           None of Sellers or the Purchased Entities, and, to the Knowledge of Sellers, any directors, officers, employees, or representatives of Sellers or the Purchased Entities (but only their capacity as such) during the past five (5) years, (i) has made, offered, authorized or promised any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has violated or is violating any provision of applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (iii) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, campaign or candidate, or official, employee or representative of any public international organization or state-owned enterprise, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured in violation of any provision of applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature or (v) has violated or is violating any Law that prohibits commercial bribery, domestic corruption or money laundering.

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Section 3.10.          Intellectual Property.

(a)           Section 3.10(a) of the Disclosure Schedule sets forth a true and complete list of all of the following owned or purported to be owned by the Group Companies: (i) registered Trademarks and Trademark applications, Internet domain names, Patents and Patent applications, registered Copyrights and Copyright applications (“Registered IP”), and (ii) all social media accounts and handles (“Social Media Accounts”).

(b)           The Trademarks which are registered or pending registration with a Governmental Authority (i) are all duly registered or filed in the name of one of the Group Companies, and (ii) are all in good standing with the Governmental Authority before which such Trademark is registered or pending.

(c)           the Group Companies have (i) used commercially reasonable efforts to enforce quality control measures adequate to maintain the validity and enforceability of any and all Trademarks that it has licensed any other Person to use, and (ii) complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any other applicable Governmental Authority with respect to all applications for registration included in the Registered IP and have made no material misrepresentations in any such applications. Without limiting the foregoing, the Group Companies have not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, invalidation or unenforceability of any of registered or applied for Trademarks included in the Registered IP (other than non-use of Trademarks in the Ordinary Course).

(d)           The Group Companies (i) have paid all fees due as of the date hereof that are associated with maintaining and advertising on the Social Media Accounts, (ii) have not deactivated or deleted any material Social Media Accounts in the last six (6) months, and (iii) are in material compliance with all applicable Laws and terms concerning the use of the Social Media Accounts. Except as would not reasonably be expected to be material to the Purchased Assets and the Business, no Person has made any claims or allegations against the Group Companies concerning any violation of Law or any Person’s rights in connection with the use of the Social Media Accounts.

(e)           The Group Companies have sufficient rights to use the Purchased Intellectual Property in connection with the operation of the Business, all of which rights shall survive unchanged following the consummation of the transactions contemplated by the performance of this Agreement and each Transaction Document. Other than rights licensed from (or otherwise used with permission from) third parties, (i) the Purchased Intellectual Property includes all Intellectual Property used or held for use in connection with the operation of the Business, and (ii) there are no other items of Intellectual Property that are material to or necessary for the operation of the Business or for the continued operation of the Business immediately after the Closing in substantially the same manner as operated prior to the Closing. A Group Company is the exclusive owner of all right, title and interest in and to each item of Purchased Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

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(f)            The Registered IP is (i) to the Knowledge of Sellers, valid, subsisting and enforceable, (ii) currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting the Business’s use thereof or rights thereto, or that would impair the validity or enforceability thereof. The Registered IP is currently in compliance with any and all formal legal requirements necessary to record and perfect the Group Companies’ interest therein and the chain of title thereof. As of the date hereof there is no action or claim pending, asserted or threatened in writing against any Group Company contesting or challenging the ownership, validity, registerability or enforceability of, or the Group Companies’ or any of their licensees’ right to use, any Purchased Intellectual Property.

(g)           The Group Companies, the operation of the Business and the use of the Purchased Intellectual Property, and to the Knowledge of Sellers, the Company IT Assets in connection therewith, do not infringe, misappropriate or otherwise violate or conflict with the Intellectual Property rights of any other Person, and have not done so in the last three (3) years. There is no action or claim pending, asserted or threatened in writing against the Group Companies concerning any of the foregoing. To the Knowledge of Sellers, no Person is engaging, or has engaged in the last three (3) years, in any activity that infringes, misappropriates or otherwise violates or conflicts with any Purchased Intellectual Property, and there is no action or claim pending, asserted or threatened in writing by the Group Companies against any other Person concerning any of the foregoing.

(h)           The Group Companies have taken all reasonable measures consistent with industry best practices to maintain the confidentiality and value of all confidential information used or held for use in the operation of the Business. To the Knowledge of Sellers, no material confidential information, trade secrets or other confidential Purchased Intellectual Property have been disclosed by Sellers to or discovered by any Person except pursuant to appropriate non-disclosure and/or license agreements that (i) obligate such Person to keep such confidential information, trade secrets or other confidential Purchased Intellectual Property confidential, and (ii) are valid, subsisting, in full force and effect and binding on the parties thereto, and with respect to which no party thereto is in material default thereunder and no condition exists that with notice or the lapse of time or both could constitute a material default thereunder.

(i)            No present or former employee, officer, or director of the Group Companies, or agent or outside contractor or consultant of the Group Companies, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Purchased Intellectual Property. Except as would not reasonably be expected to be material to the Purchased Assets and the Business, no employee, contractor or agent of the Business is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Purchased Intellectual Property. To the extent that any Purchased Intellectual Property has been conceived, developed, acquired or created for the Business by any other Person, the Group Companies, as applicable, have executed valid and enforceable written agreements with such Person with respect thereto transferring to the Business the entire and unencumbered right, title and interest therein and thereto by valid written assignment except where such right, title and interest is validly transferred to the Business by operation of law.

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Section 3.11.         Data Privacy and Information Security.

(a)           The Company IT Assets (i) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business, (ii) are, to the Knowledge of Sellers, free from material bugs, errors or other defects, (iii) except as would not reasonably be expected to be material to the Purchased Assets and the Business, have not materially malfunctioned, crashed, failed, experienced denial of service attacks or continued substandard performance or other adverse events, and (iv) to the Knowledge of Sellers, do not contain any Malicious Code. The Group Companies have implemented reasonable and appropriate anti-malware, anti-virus, backup, security, business continuity, and disaster recovery measures and technology and regularly tests those measures and technology.

(b)           Each Group Company complies, and has in the past three (3) years complied materially, with (i) public-facing privacy and data security policies, (ii) all applicable rules of self-regulatory organizations and codes of conduct, including the Payment Card Industry Data Security Standard (PCI DSS), (iii) applicable industry standards and guidelines concerning the Processing of Personal Information, (iv) all applicable Privacy Laws, and (v) all contractual obligations concerning information security and data privacy (including the Processing of Personal Information) (collectively, the “Data Privacy/Security Requirements”). All vendors, processors, subcontractors and other Persons acting for or on behalf of the Group Companies in connection with the Processing of Personal Information or that otherwise have been authorized to have access to the Company IT Assets or the Personal Information in the possession or control of Group Companies are subject to reasonable contractual requirements regarding the Processing of Personal Information, and, to the Knowledge of Sellers, comply, and have in the past three (3) years complied, with the Data Privacy/Security Requirements. Neither the consummation of the transactions contemplated by the performance of this Agreement and each Transaction Document, nor any disclosure or transfer of information in connection therewith, will breach or otherwise cause any violation of any Data Privacy/Security Requirement or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such Data Privacy/Security Requirement. Except as would not reasonably be expected to be material to the Purchased Assets and the Business, there are not, and have not been in the last three (3) years, any legal actions pending by or threatened against any Group Company concerning any Data Privacy/Security Requirement or compliance therewith or violation thereof. To the Knowledge of Sellers, no disclosure or representation made or contained in any such privacy policy has been inaccurate, misleading, deceptive or in violation of any applicable Laws (including containing any material omission).

(c)           For the last three (3) years, each Group Company has posted a privacy policy that fully and accurately describes its privacy practices, including its collection and use of Personal Information in a clear and conspicuous location on each of the websites and mobile applications owned, operated or hosted by the Group Company or through which the Group Company conducts business in accordance with all applicable Privacy Laws.

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(d)           Each Group Company has implemented and maintains a comprehensive information security plan (a “Security Plan”), which includes commercially reasonable administrative, technical and physical safeguards reasonably designed to protect the confidentiality, availability, integrity and security of the Company IT Assets and the Personal Information and other sensitive information stored therein. The Security Plan conforms to the Data Privacy/Security Requirements and any public statements made by the Sellers regarding the Security Plan. To the Knowledge of Sellers, there has been no material (i) loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, or other breach of security of the Personal Information maintained by or on behalf of the any Group Company (including, but not limited to, any event that would give rise to a breach or incident for which notification by the Company to individuals and/or Governmental Authorities is required under Data Privacy/Security Requirements), (ii) phishing, social engineering, or business email compromise incident that has resulted in a monetary loss or that has otherwise had or would reasonably be expected to have, individually or in the aggregate, an adverse effect on the Business, or (iii) breaches or unauthorized intrusions of the security of any Company IT Asset.

Section 3.12.          Leased Real Property.

(a)           Section 3.12(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Leased Real Properties. As to each such Leased Real Property, Sellers warrants the following is true and correct: (i) the Group Companies have not leased or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; (ii) each Leased Real Property is in good operating condition and repair in all material respects, subject to ordinary wear and tear, and no Leased Real Property has suffered a fire or other casualty that has not been fully repaired and restored, and (iii) each Leased Real Property (including, without limitation, utilities serving such Leased Real Property) is, in all material respects, adequate for the business operations as currently used.

(b)           Section 3.12(b) of the Disclosure Schedules includes a true, correct and complete list of all Leases to which any Group Company is a party as lessee, together with any amendments, or modifications thereto or guaranties thereof. As to each Leased Real Property, except as disclosed in Section 3.12(b) of the Disclosure Schedules (i) no Group Company has assigned, subleased, transferred, conveyed, mortgaged, or otherwise encumbered in any material respect any interest in such leasehold interest, and there are no options or rights of first offer or refusal to acquire any such rights; (ii) except for matters addressed by the payment of Cure Costs or as would not reasonably be expected to be material to the Leased Real Property subject to the applicable Lease, there is no existing monetary default or material non-monetary default (beyond applicable notice and cure periods) on the part of any Group Company under any Leases, or on the part of any landlord thereunder, and no Group Company has received written notice from any landlord thereunder of any default that remains uncured or any event or circumstance that with the passage of time would become a default that remains uncured; and (iii) a true and correct copy of each Lease has been provided to Buyer; and (iv) subject to entry of the Sale Order and any other applicable Order necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents and the assumption by Buyer of the applicable Contract in accordance with applicable Law (including satisfaction of all applicable Cure Costs), and except as a result of the commencement of the Chapter 11 Cases, the Leases are in full force and effect.

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(c)           As to each Leased Real Property: (i) Group Company has received written notice of any eminent domain, condemnation, or similar taking proceedings, and no such proceedings are threatened in writing; and (ii) no Group Company has received written notice that the Leased Real Property is not in compliance with applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting such Leased Real Property, other than violations that have been cured, except in each case as would not reasonably be expected to adversely affect in any material respect the use or occupancy of such Leased Real Property or the operations of the Business thereon.

(d)           No Group Company has given or received any written default notice (excluding any default notices as to which the default referenced therein has been cured or that would not reasonably be expected to adversely affect in any material respect the use or occupancy of such Leased Real Property or the operations of the Business thereon) under any declaration of covenants, conditions and restrictions, reciprocal easement agreements, party wall agreements or similar instruments governing or affecting the use, operation, maintenance, management or improvement of the applicable Leased Real Property.

(e)           With respect to the “Tenant Retained Parcel” (as defined in the Master Lease): (i) the Company has not completed the Subdivision or delivered a Subdivision Completion Notice, (ii) the Company’s Repurchase Right and Tenant ROFO (each as defined in the Master Lease) remains in full force and effect, (iii) as of the date hereof, except as set forth on Section 3.12(e) of the Disclosure Schedule, there is no TRP Sublease (as defined in the Master Lease); (iv) the Landlord Purchase (as defined in the Master Lease) has not occurred.

(f)            Neither Sellers nor the Purchased Entities own any real property.

Section 3.13.          Environmental, Health and Safety Matters.

(a)            The Group Companies are, and have been since January 1, 2020, in compliance with all applicable Environmental, Health and Safety Requirements with respect to the Purchased Assets and the Leased Real Property, except in any such case where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Group Companies possess all material Permits issued pursuant to any Environmental, Health and Safety Requirements necessary for operation of the Business or the Purchased Assets, the absence of which would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Sellers, no Group Company has received any written notice or report regarding any material violation of Environmental, Health and Safety Requirements or any material Liabilities relating to the Purchased Assets or any Leased Real Property arising under Environmental, Health and Safety Requirements. There are no material Orders outstanding, or any Proceedings pending or, to the Knowledge of Sellers, threatened, relating to compliance with or Liability under any Environmental, Health and Safety Requirements affecting the Purchased Assets or any Leased Real Property, which would reasonably be expected to have a Material Adverse Effect.

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(b)           To the Knowledge of Sellers, there are no Hazardous Materials present at any Leased Real Property and there has been no Release of Hazardous Materials on, in, or at the Leased Real Property, that would reasonably be expected to result in material Liability to any Group Company under Environmental, Health and Safety Requirements or in a manner that would reasonably be expected to result in a Material Adverse Effect.

Section 3.14.         Taxes.

(a)           All income and other material Tax Returns required to be filed by or on behalf of the Purchased Entities, Sellers or relating to the Purchased Assets, the Business or the Assumed Liabilities have been timely and properly filed (taking into account any extensions of time for filing such Tax Returns that have been properly obtained) with the appropriate Governmental Authority. Such Tax Returns are true, correct, and complete in all material respects. All income and other material Taxes (whether or not reflected on such Tax Returns) required to be paid by or on behalf of any Purchased Entity or Seller or relating to the Purchased Assets, the Business or the Assumed Liabilities have been timely paid to the appropriate Governmental Authority in full.

(b)           The Taxes of the Company and its Subsidiaries accrued as of the Interim Balance Sheet Date do not exceed the accruals for current Taxes set forth on the balance sheet included in the Interim Balance Sheet, and no Taxes of any Seller or Purchased Entity have been incurred since the Interim Balance Sheet Date other than in the Ordinary Course of the Sellers and the Purchased Entities consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in Ordinary Course operating results. The Purchased Entities currently use the accrual method of accounting for income Tax purposes.

(c)           None of the Sellers or Purchased Entities is a party to or the subject of any Proceedings relating to any income or other material Taxes (“Tax Proceedings”); (ii) to the Knowledge of Sellers, there are no proposed, threatened (in writing) or pending Tax Proceedings currently under discussion with any Governmental Authority against any Seller or Purchased Entity or relating to the Purchased Assets, the Business or the Assumed Liabilities; (iii) all deficiencies asserted or assessments made or proposed against any Seller or Purchased Entity, or relating to the Purchased Assets, the Business or the Assumed Liabilities, in writing with respect to any income or other material Taxes have been fully satisfied or finally withdrawn; and (iv) no Tax rulings with respect to any income or other material Taxes have been applied for or received by any Seller or Purchased Entity that would be binding on Buyer or any of its Affiliates following the Closing.

(d)           No written claim has ever been made by a Governmental Authority that Tax Returns are required to be filed by a Purchased Entity, or otherwise relating to the Purchased Assets, the Business or the Assumed Liabilities, in a jurisdiction where no such Tax Returns are currently filed, which claim has not been resolved in full or settled, and (ii) no Purchased Entity is or has been a resident of any country for Tax purposes, or is or has had, any branch, agency, permanent establishment or other taxable presence, in any jurisdiction other than the jurisdiction in which it was organized.

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(e)           No Purchased Entity, and no Seller with respect to the Purchased Assets, the Business or the Assumed Liabilities, has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than any such extension arising as a result of obtaining an extension of time to file a Tax Return in the Ordinary Course).

(f)            No Encumbrances for Taxes (other than Permitted Encumbrances) exist with respect to any of the Purchased Assets or assets of any Purchased Entity.

(g)           No Purchased Entity is a party to or bound by or has any liability for (i) any obligation to any Person under any Tax allocation, sharing, indemnity obligation, or similar agreement, arrangement, understanding, or practice with respect to Taxes (other than any commercial agreement entered into in the Ordinary Course, the principal purpose of which is not related to Taxes), (ii) an obligation under any transfer pricing, closing, gain recognition or other agreement or arrangement or offer in compromise with any Governmental Authority that will impose any Liability on Buyer or any Purchased Entity (or any of their respective Affiliates) after the Closing or (iii) any obligation to pay the Taxes of any Person (including any predecessor) other than a Purchased Entity as a transferee or successor, by operation of Law or under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or by Contract (other than any commercial agreement entered into in the Ordinary Course, the principal purpose of which is not related to Taxes).

(h)           No Purchased Entity has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, or a member of a combined, consolidated, unitary or other group for state, local or foreign Tax purposes (other than a group of which the Company or any of its Affiliates is the common parent).

(i)            To the Knowledge of Sellers, no Purchased Entity has been a party to a “reportable transaction” as such term is defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(j)            Each Seller and Purchased Entity has complied in all material respects with (i) all applicable Laws relating to the withholding of Taxes and the remittance of withheld Taxes and (ii) all applicable Laws relating to information reporting and record retention (including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions).

(k)           No Purchased Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(l)            None of the Purchased Entities has (i) deferred any payment of Taxes otherwise due (including through any automatic extension or other grant of relief provided by a Pandemic Response Law) or (ii) sought any other benefit from any applicable Governmental Authority related to any governmental response to the COVID-19 pandemic (including any benefit provided or authorized by a Pandemic Response Law).

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Section 3.15.          Employee Benefits.

(a)           Section 3.15(a) of the Disclosure Schedules contains a true, correct and complete list of all (i) material Seller Plans, with each Seller Plan that is a Purchased Entities’ Plan separately identified as such, and (ii) material Service Provider Agreements (or templates or forms of Service Provider Agreements, to the extent Service Providers are party to a Service Provider Agreement on substantially the same template or form). With respect to each material Service Provider Agreement and Seller Plan, Sellers have made available to Buyer true, correct and complete copies (or, with respect to Service Provider Agreements, templates or forms thereof, to the extent Service Providers are party to a Service Provider Agreement on substantially the same template or form) of, to the extent applicable, (i) the current agreement or plan document, including any amendments thereto, and all related administrative service Contracts, trust documents, insurance policies or other funding arrangements, (ii) the most recent summary plan description and all summaries of material modification thereto, (iii) any material written communication to or from any Governmental Authority within the last three years, other than routine reports, returns or other filings, (iv) the most recently filed IRS Form 5500 (including all schedules and attachments thereto), (v) the most recent actuarial report, financial statement and trustee report, (vi) the most recent determination or opinion letter from the IRS with respect to any Seller Plan intended to qualify under Section 401(a) of the Code, and (vii) a written summary of any unwritten Seller Plan.

(b)           (i) Each Seller Plan has been and is being administered, maintained and operated in all material respects in compliance with all applicable Laws and in accordance with its terms, (ii) each Seller Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received or is the subject of a currently applicable favorable determination letter, opinion letter or advisory letter from the IRS, stating that its related trust is exempt from taxation under Section 501(a) of the Code, and no event or circumstance exists that has affected or is likely to adversely affect the qualified status of any such Seller Plan, (iii) no Seller Plan is subject to Title IV of ERISA or Part 3 of Subtitle B of Title I of ERISA, (iv) there are no Proceedings (other than routine claims for benefits) relating to any Seller Plan or the assets, fiduciaries or administrators thereof and no audit by a Governmental Authority or other Proceeding pending or, to the Knowledge of Sellers, anticipated or threatened, (v) all contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made to or in respect of any Seller Plan under the terms of such Seller Plan or in accordance with Law have been, in all material respects, timely made or reflected on the applicable financial statements, and (vi) Sellers and their Affiliates (including, for the avoidance of doubt, each Purchased Entity) have complied in all material respects with the requirements of COBRA and the Patient Protection and Affordable Care Act.

(c)           No Seller or any of its Affiliates (including, for the avoidance of doubt, each Purchased Entity) has any obligation to provide or make available postemployment benefits under any Seller Plan which is a “welfare plan” (as defined in Section 3(1) of ERISA), except as may be required under COBRA or similar Law, and at the sole expense of such individual, except as set forth on Section 3.15(c).

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(d)           Except as would not result in any material Liability to Buyer, (i) none of the Sellers, any Purchased Entity, or any of their respective ERISA Affiliates maintains or contributes to, or has any Liability in respect of any plan that is subject to Section 412 or 430 of the Code, Section 302 or 303 of ERISA or Title IV of ERISA or that is subject to Section 4063, 4064 or 4069 of ERISA (“Title IV Plans”), (ii) no Title IV Plan has failed to meet the minimum funding standard (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, (iii) no Liability under Title IV or Section 302 of ERISA has been incurred by any Seller, any Purchased Entity, or any ERISA Affiliate that has not been satisfied in full, (iv) all contributions required to be made by Sellers or the Purchased Entities or any of their respective ERISA Affiliates with respect to any Title IV Plan prior to the Closing Date have been timely made and (v) no Seller, Purchased Entity, nor any ERISA Affiliate has now or in the past six (6) years contributed to, sponsored, or maintained a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(e)           The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) increase any benefits or result in the acceleration of the timing of payment, vesting or funding of any benefits under any Seller Plan or any Service Provider Agreement, (ii) entitle any Service Provider to, or accelerate the time of payment or vesting, or increase the amount of, any compensation or benefit due to any Service Provider, (iii) result in the triggering or imposition of any restrictions or limitations on the rights of any Seller or Purchased Entity to amend or terminate any Seller Plan or Service Provider Agreement or (iv) result in any payment that would, individually or in combination with any other such payment, be nondeductible pursuant to Section 280G of the Code.

(f)            Sellers, the Purchased Entities and their Affiliates have no obligation to indemnify any Service Provider for any Tax, including, without limitation, any Tax imposed pursuant to Sections 409A or 4999 of the Code.

(g)           Each Service Provider Agreement and Seller Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code.

Section 3.16.          Labor Matters.

(a)           Section 3.16(a) of the Disclosure Schedules is a true, complete and correct list of Business Employees, specifying each individual’s (i) name or employee identification number; (ii) employing entity; (iii) title or position; (iv) base salary or base wage; (v) short-term cash incentive or other bonus opportunity; (vi) date of hire; (vii) years of credited service; (viii) Fair Labor Standards Act classification; (ix) leave status and, if on leave, the terms thereof; (x) accrued and unused vacation days, sick days and personal days; (xi) full-time or part-time status; and (xii) primary work location (country and state or province).

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(b)           Except as set forth on Section 3.16(b) of the Disclosure Schedules, (i) no Seller or any Purchased Entity is a party to any Collective Bargaining Agreement with respect to any Business Employees, (ii) no Business Employee is represented by any Union with respect to their employment with any Seller of any Purchased Entity, (iii) no Union or group of Business Employees has made a demand for recognition or request for certification that is pending as of the date hereof, nor have there been any such demands or requests in the last three (3) years and (iv) there are no representation or certification Proceedings or petitions seeking a representation election presently pending or, to the Knowledge of Sellers, threatened, to be brought or filed with the National Labor Relations Board or other labor relations tribunal involving any Seller or any Purchased Entity, nor have there been any such Proceedings in the last three (3) years. There are no strikes, lockouts, work stoppages or slowdowns pending or, to the Knowledge of Sellers, threatened against or involving any Seller or any Purchased Entity and there has been no such event in the last three (3) years. No Seller or Purchased Entity has notice or consultation obligations to any Union in connection with the execution of this Agreement or consummation of the transactions contemplated hereby.

(c)           Except as set forth on Section 3.16(c) of the Disclosure Schedules, there are no charges, arbitrations, grievances, complaints or Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller or any Purchased Entity relating to the employment or termination of employment of any individual or group of individuals by any Seller or any of its Affiliates (including, for avoidance of doubt, each Purchased Entity).

(d)           Except as set forth on Section 3.16(d) of the Disclosure Schedules, in the last three (3) years, each Group Company has complied in all material respects with all applicable Laws respecting employment and employment practices (including applicable Laws and Orders regarding terms and conditions of employment, wages and hours of work, minimum wage and overtime compensation, meal and break periods, employee and independent contractor classification, immigration and employment authorization, hiring, equal employment opportunity, discrimination, harassment, retaliation, employee health and safety, collective bargaining, whistleblowing, disability rights or benefits, layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, leaves of absence, affirmative action and unemployment insurance). For the past three (3) years, there have been no pending, or, to the Knowledge of Sellers, threatened complaints, reports, or Proceedings against any Group Companies or any of their directors, officers, or executives with the title of Vice President or more senior based on sexual or gender discrimination or harassment.

(e)           No Seller or any Purchased Entity has experienced a “plant closing” or “mass layoff” or similar group employment loss (as defined in the WARN Act) with respect to which there is any unsatisfied Liability.

Section 3.17.          Insurance Policies. Section 3.17 of the Disclosure Schedules sets forth each material insurance policy (other than any insurance policy that funds or relates to any Seller Plans and excluding self-insurance programs or policies) held by any Purchased Entities or any Seller (relating to the Purchased Assets or the Assumed Liabilities). With respect to each such material insurance policy, (a) such policy is in full force and effect, and constitutes the legal, valid and binding obligation of the Group Company party thereto and, to the Knowledge of Sellers, the counterparty thereto, enforceable against such Group Company and, to the Knowledge of Sellers, the counterparty thereto in accordance with its terms and conditions, subject to the Bankruptcy Law, (b) no Group Company has received any written notice of cancellation or termination with respect to such policy, (c) premiums due and payable by the Group Companies or their Affiliates under such policy prior to the date hereof have been duly paid (or if installment payments are due, will be paid by the Group Companies if incurred prior to the Closing Date), and (d) as of the date hereof, there is no claim pending under such policy which such insurer has disclaimed coverage or is defending subject to a reservation of rights.

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Section 3.18.          Affiliate Transactions. Except as set forth in Section 3.18 of the Disclosure Schedules, no Affiliate of any Group Company (other than any other Group Company) or any officer, director or employee of any Group Company (a) is a party to any material Contract or arrangement with any Group Company, other than (i) employment arrangements in the Ordinary Course and (ii) the Seller Plans, (b) has any material interest in any tangible property used by any Group Company or (c) owns any material interest in, or is an officer, director or employee of, any Person which is a Material Supplier.

Section 3.19.          Material Suppliers. Section 3.19 of the Disclosure Schedules sets forth a true, correct and complete list of the ten (10) largest suppliers of the Business during the twelve (12)-month period ending on May 30, 2023 (collectively, the “Material Suppliers”), as measured by the dollar amount of purchases therefrom during such period, including the approximate total purchases by the Business from each such supplier during such period.

Section 3.20.          Financial Statements; Internal Controls.

(a)           Sellers have delivered to Buyer the audited financial statements of the Company and its Subsidiaries as of January 29, 2022 (collectively, the “Annual Financial Statements”). The Annual Financial Statements have been prepared in accordance GAAP consistently applied in accordance with Sellers’ and the Company’s past practice throughout the periods indicated. Sellers have also delivered to Buyer the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 23, 2023 (such date, the “Interim Balance Sheet Date”, and such balance sheet, the “Interim Balance Sheet”) and the unaudited consolidated statements of income, stockholder’s equity and cash flows for the period then ending (collectively, the “Interim Financial Statements”). The Interim Financial Statements are also set forth on Section 3.20 of the Disclosure Schedules. The Interim Financial Statements have been prepared in accordance with GAAP consistently applied in accordance with Sellers’ and the Company’s past practice except for the absence of footnotes and customary year-end adjustments. The Annual Financial Statements and the Interim Financial Statements (together, the “Financial Statements”) (i) are true, correct and complete in all material respects, (ii) are in accordance in all material respects with the books and records of the Group Companies, (iii) have been prepared on a consistent basis with respect to each period covered thereunder and (iv) fairly present in all material respects the financial position of the Group Companies at the dates specified and the results of their operations for the period covered. The copies of the Financial Statements delivered to Buyer are true, correct and complete.

(b)           With respect to the periods addressed in the Financial Statements, the Business has maintained a system of internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Financial Statements. To the Knowledge of Sellers, such internal controls over financial reporting are effective in (i) ensuring that material information relating to the Business is made known to the chief executive officer and the chief financial officer and (ii) providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. The Business has no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Business’s ability to record, process, summarize and report financial information. For the last five (5) years, there has been no fraud in connection with the Business or its respective financial condition or results of operations that involved management or other employees of the Business who have a significant role in the Business’s internal control over financial reporting.

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Section 3.21.         Undisclosed Liabilities. The Group Companies have no Liabilities, whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, other than Liabilities (a) reflected in, reserved against or otherwise described in the Interim Balance Sheet, (b) that have arisen since the Interim Balance Sheet Date in the Ordinary Course and are similar in character and amount to the Liabilities set forth in the Interim Balance Sheet, none of which would, individually or in the aggregate, reasonably be expected to be material to the Business, the Purchased Assets, the Purchased Entities or the Assumed Liabilities, taken as a whole, (c) that are executory performance obligations arising under Contracts to which a Group Company is a party or otherwise bound (that are not arising from a breach thereof), or (d) that are for third-party expenses incurred in connection with the transactions contemplated by this Agreement.

Section 3.22.          Absence of Certain Changes. Except as set forth in Section 3.22 of the Disclosure Schedules, since the Interim Balance Sheet Date, other than as a result of the commencement of the Chapter 11 Cases, (a) there has not been or occurred any Material Adverse Effect and (b) there has not been, occurred or arisen any agreement, condition, action, omission or event which, if occurred or existed after the date hereof, would be prohibited (or require consent from Buyer) under Section 5.01 with respect to the Business, the Purchased Assets, the Purchased Entities or the Assumed Liabilities.

Section 3.23.          Brokers. Except for Lincoln International LLC, the fees and expenses of which will be paid by the Company on or prior to the Closing Date, no broker, finder, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Article 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller as follows:

Section 4.01.         Corporate Existence and Power. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Michigan and has all power and authority to carry on its business as presently conducted. Buyer is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it, if any, makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Buyer’s ability to consummate the transactions contemplated by this Agreement.

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Section 4.02.          Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance of this Agreement and each Transaction Document to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been, or prior to the Closing will be, duly authorized by all necessary corporate or other action on the part of Buyer. Buyer has all necessary power and authority to execute and deliver this Agreement and each other Transaction Documents to which Buyer is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Subject to entry of the Sale Order and any other Order necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, this Agreement has been, and at or prior to the Closing, each Transaction Document to which each Group Company is a party will be, duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other Parties and the entry of the Sale Order, this Agreement constitutes, and each other Transaction Document (when duly and validly executed and delivered) will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to Bankruptcy Law.

Section 4.03.          Noncontravention; Consents and Approvals.

(a)           Neither the execution and delivery by Buyer of this Agreement and each other Transaction Document to which Buyer is a party, nor the consummation of the transactions contemplated hereunder or thereunder, will, subject to entry of the Sale Order, (i) conflict with or result in a breach of the organizational documents of Buyer, (ii) violate any Law or Order to which Buyer or its assets and properties may be subject, (iii) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on, any Contract to which Buyer is a party or by which Buyer or its assets and properties is bound, except, in the case of clause (ii) or (iii), for such conflicts, breaches, defaults, rights or failures to give notice as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b)           Other than the entry of the Sale Order, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Buyer in connection with the execution and delivery of this Agreement or any other Transaction Document which Buyer is a party, the compliance by Buyer with any of the provisions hereof or thereof, the consummation of transactions contemplated hereby or thereby or any other action by Buyer contemplated hereby or thereby (with or without notice or lapse of time, or both), except for such consents, waivers, approvals, Orders, authorizations, declarations, filings or notifications, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

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Section 4.04.          Availability of Funds; Solvency. Buyer has, or will have, sufficient funds at the Closing to pay the Purchase Price (less the Deposit) and any other amounts, costs, fees and expenses which may be required to be paid by or on behalf of Buyer under this Agreement and the other Transaction Documents. Upon consummation of the transactions contemplated by this Agreement, (a) Buyer will not be insolvent as defined in Section 101 of the Bankruptcy Code, (b) Buyer will not be left with unreasonably small capital, and (c) Buyer will not have incurred debts beyond its ability to pay such debts as they mature.

Section 4.05.          Litigation. There are no Proceedings to which Buyer is a party pending, or, to the actual knowledge of Buyer, threatened against Buyer that would affect in any material respect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

Section 4.06.          Brokers. No broker, finder, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

Section 4.07.          Buyer Information. None of the information supplied by Buyer to Sellers in writing for inclusion or incorporation by reference in any filings required under the applicable U.S. federal securities Laws, including the rules and regulations of the SEC thereunder, relating to the transactions contemplated by this Agreement will, at the time such documents are filed with the SEC or at any time such documents are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.07 will not apply to statements or omissions included or incorporated by reference in such documents based upon information supplied by the Company or any of its representatives or advisors (in their capacities as such) specifically for use or incorporation by reference therein.

Section 4.08.          [Intentionally Omitted].

Section 4.09.          Buyer’s Investigation and Reliance. Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Business, the Purchased Assets, the Assumed Liabilities and the transactions contemplated hereby, which investigation, review and analysis was conducted by Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. Buyer and its representatives have been provided with access to the representatives, properties, premises and records of the Group Companies relating to the Business and other information requested in connection with their investigation of the Business, the Purchased Assets, the Assumed Liabilities and the transactions contemplated hereby. In entering into this Agreement, Buyer acknowledges that it has relied solely upon (i) its own investigation, review and analysis, (ii) the covenants and agreements set forth in this Agreement (iii) the express representations and warranties set forth in this Agreement, the certificate contemplated by Section 2.09(a)(vi) and any other Transaction Documents executed by the Group Companies (such representations in clause (iii), the “Express Representations”) (and is not relying on any other factual representations or opinions of the Group Companies or its representatives). Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Purchased Assets without any surviving representations or warranties, on an “as is” and “where is” basis, and other than the Express Representations, none of the Group Companies, any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or direct or indirect equityholders make or have made, and Buyer has not relied on and is not relying on any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Business, the Purchased Assets, the Assumed Liabilities or any other matter relating to the transactions contemplated by this Agreement including as to: (a) merchantability or fitness for any particular use or purpose; (b) the operation or ownership of the Purchased Assets or the Business by Buyer after the Closing in any manner; or (c) the probable success or profitability of the Business after the Closing. None of the Group Companies, any of their Affiliates or any their respective officers, directors, employees, agents, representatives or stockholders will, except in the case of Fraud, have or be subject to any Liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer or its Affiliates or representatives of, or Buyer’s use of or reliance on, any information relating to the Business or any other matter relating to the transactions contemplated by this Agreement, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to Buyer or its Affiliates or representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Buyer or in any other form in expectation of the transactions contemplated by this Agreement or any discussions with respect to the foregoing information.

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Article 5

COVENANTS OF SELLERS

Section 5.01.          Conduct of the Business.

(a)           Except (i) as consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) as required by the Bankruptcy Code or any Orders entered by the Bankruptcy Court in the Chapter 11 Cases, (iii) to the extent related to an Excluded Asset or an Excluded Liability and not related to a Purchased Entity, Purchased Asset or Assumed Liability, (iv) as otherwise necessary to comply with this Agreement or applicable Law, or (v) as set forth on Section 5.01(a) of the Disclosure Schedules, from the date hereof until the Closing Date (or the earlier termination of this Agreement pursuant to Article 10, (A) Sellers shall use reasonable best efforts (and shall cause each of their Subsidiaries (including the Purchased Entities) to use reasonable best efforts) (A) to conduct the Business in the Ordinary Course taking into account the terms of the DIP Facility (with respect to Sellers) and maintain in all material respects the goodwill associated with the Purchased Assets and the Purchased Entities and the Group Companies’ business relationships with employees, customers, suppliers, vendors, clients, contractors and other Persons in connection with the Business, and (B) not to:

(i)             amend or waive any provision of their organizational documents in a manner that could be expected to delay or otherwise interfere with the consummation of the transactions contemplated by this Agreement;

(ii)            declare, set aside or pay any dividend or other distribution in respect of its membership interests or capital stock;

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(iii)          sell, lease, license on an exclusive basis or otherwise encumber or dispose of any assets of the Purchased Entities or any Purchased Assets with respect to Sellers, other than in the Ordinary Course;

(iv)          renew, materially amend, modify, terminate, cancel, let lapse or waive any rights under, or create any Encumbrance on, any Contracts to which a Purchased Entity is party, any of the Purchased Contracts or any Permits, other than in the Ordinary Course;

(v)           enter into any material contract relating to the Purchased Assets, the Assumed Liabilities, the Purchased Entities or the Business;

(vi)          change in any material respect their policies or practices regarding accounts receivable or accounts payable, except as required by Law, a change in GAAP (or authoritative interpretation thereof) or by a Governmental Authority;

(vii)         make any capital expenditures in excess of $100,000;

(viii)        acquire any Person or all or substantially all of the assets of any Person or make any other investment outside the Ordinary Course;

(ix)           incur, assume or guarantee any Indebtedness or Liability of any other Person, in an amount not to exceed $50,000 outstanding at any time, other than as permitted under the DIP Facility or as would constitute an Excluded Liability;

(x)            with respect to any Purchased Asset, Assumed Liability, or Purchased Entity, (i) initiate any Proceedings outside of the ordinary course of business, or (ii) concede, settle, pay, discharge or satisfy any actual or threatened Proceedings that would reasonably be expected to result in Losses in excess of $50,000 individually or $250,000 in the aggregate or the imposition of any material non-monetary relief;

(xi)           terminate, let lapse or materially amend or modify any material insurance policy maintained by any Group Company with respect to any Purchased Assets or any Assumed Liability or any Purchased Entity;

(xii)          purchase inventory in an amount in excess of the amount set forth in the DIP Budget;

(xiii)         (A) sell, transfer, assign, subject to an Encumbrance (other than Permitted Encumbrances) or otherwise dispose of any Purchased Intellectual Property or material Company IT Asset, other than entering into non-exclusive license agreements in the Ordinary Course, (B) abandon, disclaim, dedicate to the public, cancel, let lapse, or fail to renew, continue to prosecute, protect or defend any material Registered IP, other than non-use of Registered IP in the Ordinary Course or (C) grant to any Person any license, or enter into any covenant not to sue, with respect to any Purchased Intellectual Property, except in the Ordinary Course;

(xiv)         change or amend any data privacy or information security practices, except as required by applicable law;

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(xv)          (A) fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire or (B) enter into any Contract for the sublease of Leased Real Property;

(xvi)         (A) grant or announce any increase in the compensation, perquisites or benefits (whether through the payment of, agreement to pay or otherwise) of any Service Provider, other than increases (1) required by applicable Law or required by the terms of Seller Plans or a Service Provider Agreement in effect as of the date hereof or (2) in connection with annual reviews in the Ordinary Course, (B) grant or provide, or promise to grant or provide any special bonus or special remuneration, severance, retention, change of control or termination or similar payments to any Service Provider, other than as required by applicable Law or required by the terms of Seller Plans or a Service Provider Agreement in effect as of the date hereof, or (C) accelerate or agree to accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Seller Plans, Purchased Entity Plans or Service Provider Agreements;

(xvii)        make any changes in any accounting methods, principles or practices except as required by a change in GAAP (or authoritative interpretation thereof);

(xviii)       (A) make, change, or rescind any material election or material method of accounting relating to Taxes, (B) file any income or other material Tax Return (other than in the Ordinary Course and pursuant to applicable Law) or amend any income or other material Tax Return, (C) enter into any closing agreement or any other agreement in respect of Taxes with any Governmental Authority, (D) surrender any right or claim to a refund of material Taxes or commence, settle or compromise any Tax Proceeding in respect of material Taxes, (E) consent to any extension or waiver of the statute of limitations period relating to any Taxes or Tax Returns other than obtaining an extension of time to file a Tax Return in the Ordinary Course, or (F) enter into any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than any commercial agreement to be entered into in the Ordinary Course, the principal purpose of which is not related to Taxes);

(xix)         enter into, amend, terminate or renew any Contracts with any Service Providers, except with respect to current employees with base annual compensation of less than $100,000 and in a manner consistent with the Ordinary Course;

(xx)          transfer the employment or engagement of any Service Provider;

(xxi)         terminate the employment of any Business Employee with base annual compensation in excess of $100,000 or other key employee of the Group Companies other than for cause;

(xxii)        hire any Service Provider with base annual compensation or service fees, as applicable, in excess of $100,000 per annum;

(xxiii)       enter into, amend, terminate or negotiate to enter into any Collective Bargaining Agreement; or

(xxiv)       agree or commit to do any of the foregoing.

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(b)           Without limiting the rights otherwise granted in this Article 5, nothing in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the business or operations of the Company at any time prior to the Closing.

(c)           Except as consented to in writing by Buyer, from the date hereof until the Closing Date, Sellers shall not, and shall cause the Group Companies not to, (i) transfer, convey or assign any assets to Portal Acquisition Company or 1317047 B.C. Ltd, or (ii) assume any Liability of Portal Acquisition Company or 1317047 B.C. Ltd.

(d)           Seller shall reserve an amount equal to the Purchase Price Reserve to fund, together with the Minimum Cash Amount, the costs of administering the Sellers’ chapter 11 estates and, thereafter, to make one or more distributions on account of prepetition claims allowed against the Sellers’ estates in order of priority fixed by the Bankruptcy Code.

Section 5.02.          Alternative Transaction. Subject to Buyer’s rights set forth in Section 10.01(c) hereof, nothing in this Agreement shall require Sellers or the board of directors or other governing body of Sellers to take any action or to refrain from taking any action to the extent the board of directors or other governing body of any such Seller determines in good faith after consultation with outside legal counsel that continued performance under this Agreement (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties under applicable Law; provided that if such Seller or the board of directors or other governing body of such Seller makes any such determination under this Section 5.02, Sellers shall notify Buyer of such determination within one (1) day of such determination (“Board Determination Notice”); provided, further, that Sellers shall provide Buyer written notice of any decision by Sellers, or the board of directors or other governing body of Sellers, within two (2) Business Days of such decision, to enter into any agreement with respect to an Alternative Transaction, including without limitation any term sheet, letter of intent, support agreement, or definitive agreement. For the avoidance of doubt, nothing in this Agreement shall prohibit Sellers from continuing a marketing process of the Company after the Petition Date and prior to entry of the Sale Order.

Section 5.03.          Access to Information; Notice of Change. From the date hereof until the Closing Date (or the earlier termination of this Agreement pursuant to Article 10), Buyer shall be entitled, through its Affiliates and representatives, to have such reasonable access to and make such reasonable investigation and examination of the books and records, properties, assets, operations and personnel of the Group Companies relating (and solely to the extent relating) to the Purchased Entities, the Purchased Assets and the Assumed Liabilities as Buyer may reasonable request. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and in a manner that does not materially interfere with the normal operations of the Group Companies and the Business. Each Seller shall, and shall cause its Subsidiaries to, use its reasonable best efforts to cause its representatives to cooperate with Buyer and its Affiliates and representatives in connection with such investigations and examinations. No Group Company shall be required to afford such access to the extent that such Group Company reasonably believes (based on the advice of outside legal counsel) that doing so would: (A) result in the loss of attorney-client privilege or (B) violate any applicable Law, provided that in the case of each of subclauses (A) and (B), such Group Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that would not reasonably be expected to result in a loss of attorney-client privilege or a violation of applicable Law. From the date hereof until the Closing Date (or the earlier termination of this Agreement pursuant to Article 10), Sellers shall (i) use their reasonable best efforts to provide Buyer with any additional diligence information reasonably requested by Buyer in respect of any information set forth in the Disclosure Schedules, (ii) promptly notify Buyer if Sellers receive any notice (written or oral) from any Material Supplier regarding or contemplating any adverse change in such Material Supplier’s relationship with the Business, whether before or after the Closing Date, and deliver copies of any such notices to Buyer; (iii) promptly notify Buyer if Sellers receive any written notice with respect to the Leases or Leased Real Property and deliver copies of any such written notices to Buyer; and (iv) promptly notify Buyer if Sellers receive any notice that any individual employee or number of employees in the aggregate, in each case material to the operation of the Business, is or has resigned as an employee of a Seller or Purchased Entity.

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Section 5.04.          Name Change. Sellers hereby acknowledge that any and all business names which contain any Trademarks comprising the Purchased Intellectual Property (“Purchased Trademarks”) shall be solely owned by Buyer as of the Closing and the Sellers shall not use or have any rights in or to any Purchased Trademark (or any Business Name confusingly similar thereto) nor contest the ownership or validity of any rights of Buyer in or to any Purchased Trademarks. Notwithstanding the foregoing, as reasonably promptly as possible following the Closing, but in no event more than thirty (30) days following the Closing, each Seller shall file documents with the appropriate Governmental Authorities necessary to change its corporate name, “doing business as” name, trade name and any other similar corporate identifier (each, a “Business Name”) that contains any Purchased Trademarks (or any Business Name confusingly similar thereto) to a Business Name that does not contain any Purchased Trademarks (or any Business Name confusingly similar thereto), and to supply additional information, documents and materials that may be reasonably requested by Buyer with respect to such filings. Each Seller shall also cause the names of Sellers in the caption of the Chapter 11 Cases to be changed to the new names of each Seller. Notwithstanding anything in this Agreement to the contrary, and without limiting the rights otherwise granted in this Section 5.04, the Sellers and their Affiliates shall have the right, at all times after the Closing, to (i) keep records and other historical or archived documents containing or referencing the Purchased Trademarks, (ii) use the Purchased Trademarks to the extent required by or as permitted as a fair use under applicable Law, and (iii) refer to the historical fact that the Sellers and their Affiliates previously conducted their respective businesses under the Purchased Trademarks.

Section 5.05.          Certain Consents. Sellers will use commercially reasonable efforts to obtain each third-party consent, waiver, authorization, or approval set forth on Section 5.05 of the Disclosure Schedules, including on or after Closing; provided that the foregoing will not require Sellers to expend any money or to incur any Liability (other than professionals fees and expenses) to obtain any such consent, waiver, authorization or approval.

Section 5.06.          Disclosure Schedules. Sellers shall disclose to Buyer in writing (in the form of updated Schedules) any updates and/or modifications to the Disclosure Schedules promptly upon discovery by Sellers of any item or information that should have been reflected in the Disclosure Schedules as of the date hereof pursuant to this Agreement. No update or modification delivered pursuant to this Section 5.06 shall be effective, unless such update or modification shall have been approved by Buyer, such approval not to be unreasonably withheld with respect to any update or modification for any section of the Disclosure Schedules under Article 3 (other than Section 3.22(b)(viii)(D) of the Disclosure Schedules); provided, that, for the avoidance of doubt, such approval may be withheld in Buyer’s sole discretion with respect to any update or modification of Section 3.22(b)(viii)(D) of the Disclosure Schedules or any section of the Disclosure Schedules under any article other than Article 3.

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Article 6

COVENANTS OF BUYER

Section 6.01.          Preservation of Books and Records. For a period of three (3) years following the Closing Date, Buyer shall provide to Sellers and their respective Affiliates and representatives (after reasonable advance notice and during regular business hours and in a manner that does not materially interfere with the normal operations of Buyer or the Business) reasonable access to, including the right to make copies of, all books and records included in and otherwise related to the Purchased Assets, to the extent necessary to permit Sellers to determine any matter relating to their respective rights and obligations hereunder or to any Pre-Closing Tax Period (for example, for purposes of preparing any Tax Return or conducting a Tax or accounting audit or any claim or litigation matter) or otherwise related to the Excluded Assets, for periods prior to the Closing and shall preserve such books and records until the latest of (a) the retention period required by applicable Law, (b) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases and (c) in the case of books and records relating to Taxes, three (3) years following the Closing Date. Such access shall include access to any information in electronic form to the extent reasonably available. Unless otherwise consented to in writing by Sellers (such consent not to be unreasonably withheld, conditioned or delayed), Buyer will not, for a period of three (3) years following the Closing Date, destroy, alter or otherwise dispose of any such books and records, without first offering to surrender to Sellers such books and records or any portion thereof that Buyer may intend to destroy, alter or dispose of; provided that nothing in this Agreement shall require Buyer to suspend any document preservation policies relating to the retention of electronic data maintained in the ordinary course of business.

Section 6.02.          Insurance Matters. From and after the Closing, the Purchased Assets, the Assumed Liabilities and the operations and assets and Liabilities in respect thereof, shall cease to be insured by any insurance policies maintained by Sellers or any of their respective Affiliates (excluding the Purchased Entities), and neither Buyer nor its Affiliates (including the Purchased Entities) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Purchased Assets, the Assumed Liabilities or the operations or assets or Liabilities in respect thereof; provided, however, that Buyer shall have the right to make claims and shall have the right to any proceeds with respect to the Purchased Assets or the Assumed Liabilities under any insurance policy for occurrence-based claims pertaining to, arising out of and inuring to the benefit of any Seller for all periods prior to the Closing, and such Seller shall use its reasonable best efforts to seek the maximum recovery or allow Buyer to seek recovery (including by executing or delivering any document, agreement, instrument or other information as Buyer may reasonably request to seek such recovery) under such insurance policy, in each case, at Buyer’s sole cost and expense (including, if and to the extent unpaid and otherwise payable as a result of such recovery, any deductibles or other out-of-pocket expenses required to be paid by Buyer or to the insurer in connection therewith), and such Seller shall cooperate with Buyer’s reasonable requests if Buyer seeks recovery, with respect to such matters and shall remit (or, at Buyer’s request, direct any such insurer to pay directly to Buyer) any insurance proceeds actually obtained therefrom (net of such Seller’s reasonable and documented out-of-pocket costs and expenses of seeking such recovery, to the extent not otherwise paid or reimbursed by Buyer) to Buyer or a Buyer Designee. For the avoidance of doubt, this covenant shall not apply to any self-insurance programs or policies, and Sellers shall have no obligations with respect thereto from and after the Closing.

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Article 7

COVENANTS OF BUYER AND SELLERS

Section 7.01.         Confidentiality.

(a)           Buyer acknowledges that the confidential information provided to Buyer in connection with this Agreement, including under Section 5.03, is subject to the Confidentiality Agreement, dated as of July 12, 2023 between SI Capital LLC and the Company (the “Confidentiality Agreement”).

(b)           Sellers acknowledge that from and after the Closing, all non-public information relating to the Purchased Entities, Purchased Assets and the Assumed Liabilities will be valuable and proprietary to Buyer and its Affiliates. Sellers agree that, from and after the Closing, unless disclosure is required under the Bankruptcy Code or other applicable Law, no Seller will, and Sellers will cause their Affiliates not to, disclose to any Person any confidential information regarding Buyer and its Affiliates, the Purchased Entities, the Purchased Assets or the Assumed Liabilities; provided that (x) confidential information shall not include information that becomes generally available to the public other than through any action by any Seller or any of its Affiliates in violation this Section 7.01(b) and (y) confidential information may be used by Sellers solely to the extent necessary to defend any claims against any Seller; provided that in the case of clause (y), Sellers shall (i) disclose only that portion of such information which such Seller is advised by its outside legal counsel is legally required to be disclosed, (ii) other than in connection with any claims involving Buyer or its Affiliates, cooperate with Buyer (at its expense) to obtain a protective order or other confidential treatment with respect to such information and (iii) other than in connection with any claims involving Buyer or its Affiliates, provide Buyer with a reasonable opportunity to review and comment on such disclosure.

Section 7.02.          Further Assurances.

(a)           At and after the Closing, and without further consideration therefor, each of Sellers and Buyer shall execute and deliver such further instruments and certificates (including deeds, bills of sale, instruments of conveyance, powers of attorney, assignments, assumptions and assurances) and use their reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things as may be reasonably necessary, to effectuate the purposes and intent of and consummate the transactions contemplated by this Agreement and the other Transaction Documents.

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(b)           The Parties agree to (and shall cause each of their respective Affiliates to) provide each other with such information and assistance as is reasonably necessary for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise, relating to the Purchased Assets, the Purchased Entities and the Assumed Liabilities, including the furnishing or making available on a timely basis of records, personnel (as reasonably required), books of account, or other necessary materials.

Section 7.03.          Certain Filings.

(a)           Subject to appropriate confidentiality safeguards, each Party shall (i) cooperate with one another to comply with any request from any applicable Governmental Authority related to any Antitrust Laws in accordance with applicable Law, (ii) respond promptly to any request for additional information, documents or other materials in connection therewith, (iii) promptly notify counsel to the other Party of, any communications from or with any Governmental Authority in connection therewith and, to the extent reasonably practicable, enable counsel to the other Party to participate in any such communications, (iv) not participate in any material prescheduled telephonic or in-person meeting in connection therewith unless such Party consults with counsel to the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party a reasonable opportunity to attend, participate and speak thereat, (v) furnish such information and assistance as may be reasonably requested in connection therewith and provide counsel to the other Party the opportunity to review in advance any document, opinion or proposal to be made or submitted to any such Governmental Authority, (vi) use its reasonable best efforts to defend all Proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby, in each case until the issuance of a final, non-appealable Order with respect to each such Proceeding, (vii) use its reasonable best efforts to seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order with respect thereto and (viii) use reasonable best efforts to resolve any objection or assertion by any Governmental Authority challenging this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary herein or otherwise, nothing in this Agreement shall be deemed to require Buyer to commit or agree to (A) sell, hold, divest, discontinue or limit, before or after the Closing Date, any of its or its Affiliates’ assets, businesses or interests, (B) any conditions relating to, or changes or restrictions in, the operations of any of its or its Affiliates’ respective assets, businesses or interests, and (C) any material restriction on the Business or the business of Buyer or its Affiliates; provided further, that no Group Company nor any Affiliate thereof shall agree to any such actions without the prior written consent of Buyer. Buyer and Sellers shall be jointly responsible for all filing fees relating to this Section 7.03 and such filing fees will be equally divided between Buyer, on the one hand, and Sellers, on the other hand.

(b)           Buyer and Seller shall closely cooperate and Buyer shall be entitled to notify the German competent state media authority (Bayerische Landeszentrale für neue Medien) of the envisaged change in the shareholding structure in the Purchased entity in the context of the transactions contemplated hereby prior to the Closing Date with a notification to be aligned with Sellers. The Sellers shall procure that the Purchased Entities closely cooperate with the Buyer in this regard.

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Section 7.04.         Public Announcements. On and after the date hereof and through the Closing Date, the Parties shall consult with each other before issuing any press release, and shall use reasonable efforts to consult with each other prior to making any other public statements with respect to this Agreement or the transactions contemplated hereby, and neither Party shall, except as may be required to comply with applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which the Company lists securities, issue any press release or make any public statement prior to obtaining, with respect to Sellers, Buyer’s, and with respect to Buyer, the Company’s, prior written consent (which consent, in each case, shall not be unreasonably withheld, conditioned or delayed).

Section 7.05.          Employee Matters.

(a)           Buyer or its Affiliates intend to extend offers of employment to substantially all of the Business Employees (other than the Purchased Entity Employees) who have not been terminated or otherwise left the employment of Sellers and their Affiliates at the Closing Date. Sellers shall provide Buyer with access to their personnel records and personnel files and such other information with respect to the Business Employees as Buyer may reasonably request, to the extent compliant with applicable Laws.

(b)           Subject to Buyer’s right to terminate any Transferred Employees, Buyer shall provide, or shall cause one of its Affiliates (including any Purchased Entity) to provide, for a period of one (1) year from and after the Closing Date, each Transferred Employee with compensation and benefits (excluding, for this purpose, severance, paid time off, equity-based compensation, long-term incentive awards, retention bonuses, change in control-related payments, defined benefit pensions and retiree welfare benefits) that are no less favorable to those provided to such Transferred Employee immediately prior to the Closing. For purposes of eligibility, vesting and participation under any employee benefit plans of Buyer providing benefits to the Transferred Employee after Closing Date (the “Buyer Plans”), Buyer shall credit each Transferred Employee with his or her years of service with Sellers, its Affiliates (including the Purchased Entities) and any predecessor entities, to the same extent as such Transferred Employee was entitled immediately prior to the Closing for such service under any similar Seller Plans (including Purchased Entities’ Plans) in which such Transferred Employee participated before the Closing, except to the extent such credit would result in a duplication of benefits or the funding thereof. For purposes of each Buyer Plan providing medical, dental, hospital, pharmaceutical or vision benefits to any Transferred Employee, Buyer shall use commercially reasonable efforts to cause to be waived any actively-at-work requirements, limitations on benefits relating to any pre-existing conditions and exclusions and waiting periods for any Transferred Employee and/or his or her covered dependents unless such requirements, limitations, exclusions or waiting periods were applicable under Seller Plans (including the Purchased Entities’ Plans). In addition, Buyer shall use commercially reasonable efforts to cause any co-payments, deductible and other eligible expenses incurred by such Transferred Employee and/or his or her covered dependents under any Seller Plan (including any Purchased Entities’ Plan) providing, medical, dental, hospital, pharmaceutical or vision benefits during the plan year that includes the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Buyer Plan in which he or she participates. To the extent Buyer reaches agreement on or otherwise lawfully implements terms or conditions of employment applicable to any Transferred Employee represented by any labor union that differ from the terms of this Section 7.05(b), the former shall control. For any Transferred Employee who are principally based outside the United States, the provisions of this Section 7.05 shall apply to such employees mutatis mutandis to the maximum extent permitted by applicable Law.

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(c)           To the extent that Post-Petition Wages are payable with respect to any payroll period that remains incomplete as of the Closing Date, Buyer shall, no later than two (2) Business Day following delivery by Sellers of a schedule detailing the amount of Post-Petition Wages owed by Sellers (which schedule shall set forth in reasonable detail all Post-Petition Wages owed by Sellers), pay to the Company or, if applicable, the Company’s payroll administrator (by wire transfer of immediately available funds to an account designated by Sellers) an amount equal to such Post-Petition Wages, but in no event exceeding $1,264,725.

(d)           Sellers shall cooperate with Buyer and take, or cause to be taken, any and all necessary steps to assign and transfer sponsorship of the Assumed Plans and Agreements, if any (and including all assets, trusts, insurance policies and administrative service Contracts, as applicable, with respect to such Assumed Plans and Agreements) and, if necessary, the Purchased Entities’ Plans, to Buyer or its applicable Affiliate. Prior to the Closing, Sellers shall reasonably cooperate with Buyer and its Affiliates and use their reasonable best efforts to provide assistance as Buyer may reasonably request in order to effectuate the foregoing. Nothing herein shall prohibit Buyer or its Affiliates, as applicable, from terminating, amending, or otherwise affecting any of the Assumed Plans and Agreements or any Purchased Entity Plan, at any time and from time to time following the Closing in accordance with the terms of such Assumed Plans and Agreements or Purchased Entity Plans.

(e)           Effective as of the Closing Date, Buyer or one of its Affiliates shall be responsible for satisfying the continuation coverage requirements of COBRA for all individuals who are M&A qualified beneficiaries (as such term is defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (it being understood that such individuals shall be solely responsible for any payments related to COBRA continuation coverage, including deductibles) (together, the “Post-Closing COBRA Liability”); provided that Sellers shall make available to Buyer all applicable personnel records and personnel files and such other information as Buyer may reasonably request in order to satisfy its obligations under this Section 7.05(e), to the extent compliant with applicable Laws. For purposes of clarification, a Transferred Employee who accepts healthcare coverage with Buyer or its Affiliates shall not be deemed to be an M&A qualified beneficiary.

(f)            Notwithstanding the foregoing, or anything else in this Agreement, if Buyer or one of its Affiliates fails to make offers of employment to, or makes offers of employment that constitute an employment loss to, any number of Business Employees that, if terminated by Sellers upon the Closing, would trigger any obligations or liabilities under the WARN Act, then Buyer shall be solely liable for any such obligations or Liabilities.

(g)            During the period from the date of this Agreement through the Closing Date, Sellers shall use reasonable best efforts to comply with any notice, consultation or consent obligations required by applicable Law or the terms of any Collective Bargaining Agreement in connection with the transactions contemplated hereby or other transactions undertaken by Sellers where such requirements may be implicated.

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(h)           No provision in this Section 7.05 or otherwise in this Agreement, whether express or implied, shall (i) create any third-party beneficiary or other rights in any employee or former employee of Sellers or any of their subsidiaries or Affiliates (including any beneficiary or dependent thereof), any other participant in any Seller Plan or any other Person; (ii) create any rights to continued employment with Sellers, Buyer or any of their respective Subsidiaries or Affiliates or in any way limit the ability of Sellers, Buyer or any of their respective Subsidiaries or Affiliates to terminate the employment of any individual at any time and for any reason; or (iii) constitute or be deemed to constitute an amendment to any Seller Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Sellers, Buyer or any of their subsidiaries or Affiliates.

Section 7.06.         Tax Matters.

(a)           Any Transfer Taxes attributable to the sale or transfer of the Purchased Assets and not exempted under the Sale Order or by Section 1146(a) of the Bankruptcy Code shall be borne by Buyer in the aggregate maximum amount of $10,000, and any remaining Transfer Taxes shall be borne by Sellers. Sellers and Buyer shall reasonably cooperate to (i) mitigate and/or eliminate the amount of any such Transfer Taxes (including by providing any forms, certificates or documents to reduce or eliminate any such Transfer Taxes) and (ii) timely prepare and file any Tax Returns relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Buyer shall prepare, or cause to be prepared, all necessary Tax Returns or other documents with respect to Transfer Taxes. To the extent any Seller is required by applicable Law to pay Transfer Taxes which Buyer is liable for pursuant to this Section 7.06(a), Buyer shall promptly reimburse in full the applicable Seller the amount of such Transfer Taxes upon written request by such Seller accompanied by a notice setting forth the amount of, and basis, for this Tax and evidence that such Tax was paid by such Seller.

(b)           Sellers shall prepare and timely file (or shall cause to be prepared and timely filed) all Tax Returns that are required to be filed (i) with respect to the Purchased Assets or (ii) by the Purchased Entities, in each case, that are due under applicable Law on or prior to the Closing Date (taking into account any extensions of time to file such Tax Returns), and Sellers shall be liable and responsible for, and timely pay or cause to be paid, in full any Taxes shown as due and owing on such Tax Returns; provided, that Sellers shall provide Buyer with a copy of any such filed Tax Returns.

(c)           For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”), the amount of Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be, (i) in the case of Taxes imposed on a periodic basis (such as ad valorem and property Taxes) and exemptions, allowances or deductions that are calculated on an annual basis, such as depreciation, the amount of such Taxes, exemptions, allowances or deductions for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the day immediately prior to the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period (provided that any Tax exemption or allowance with respect to an annual period shall be pro-rated on an equal daily basis between the Pre-Closing Tax Period and the remainder of the Straddle Period), and (ii) in the case of all other Taxes, determined on a “closing of the books basis” as if the taxable period ended on the Closing Date.

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(d)           Any and all Tax sharing or similar agreements, except for this Agreement, between any Purchased Entity, on the one hand, and any Sellers, any retained Subsidiaries or any of their Affiliates or any direct or indirect owner of the Company (excluding, for the avoidance of doubt, any other Purchased Entity), on the other hand, shall be terminated as of the Closing Date to the extent they relate to the Purchased Entity such that there shall be no liabilities or obligations imposed on any Purchased Entity under any such agreements.

Section 7.07.         Misallocated Assets. If, at any time following the Closing, Buyer or its Affiliates discover that any asset owned or held by Buyer or its Affiliates is an Excluded Asset (including by having an Excluded Asset located at any Leased Real Property that is or will be owned or leased by Buyer or any of its Affiliates), Buyer shall transfer, or shall cause its Affiliate to transfer all right, title and interest in such Excluded Asset as soon as practicable to any Sellers designated by the Company, and such Excluded Asset will be deemed the property of such Seller held in trust by Buyer for such Seller until so transferred, and if any such Excluded Asset requires notice or approval in connection with the transfer of such asset, Buyer and its Affiliates shall use commercially reasonable efforts to make or obtain such notice or approvals. If, at any time following the Closing, Sellers or any of their respective Affiliates discover that any asset owned by Sellers or any of their respective Affiliates should have been a Purchased Asset, Sellers shall transfer, or shall cause their respective Affiliates to transfer, all right, title and interest in such Purchased Asset as soon as practicable to Buyer or an Affiliate designated by Buyer, and such Purchased Asset will be deemed the property of Buyer held in trust by such Seller for Buyer until so transferred, and if any such Purchased Asset requires notice or approval in connection with the transfer of such asset, Sellers and their Affiliates shall use commercially reasonable efforts to make or obtain such notice or approvals. Buyer and Sellers shall be responsible for any Transfer Taxes payable as a result of any such transfers in accordance with Section 7.06(a).

Section 7.08.          Payments from Third Parties after Closing. In the event that any Seller receives any payment from a third party (other than Buyer or any of its Affiliates) after the Closing Date on account of, or in connection with, any Purchased Asset and to the extent such payment is not made in connection with an Excluded Asset or an Excluded Liability, Sellers shall forward such payment, as promptly as practicable but in any event within thirty (30) days after such receipt, to Buyer (or other entity nominated by Buyer in writing to Sellers) and notify such third party to remit all future payments (in each case, to the extent such payment is not in respect of an Excluded Asset or an Excluded Liability) on account of or in connection with the Purchased Asset to Buyer (or such other entity designated by Buyer in writing to the Company). Notwithstanding anything to the contrary in this Agreement, in the event that Buyer or any of its Affiliates receives any payment from a third party after the Closing on account of, or in connection with, any Excluded Asset, Buyer shall forward such payment, as promptly as practicable but in any event within thirty (30) days after such receipt, to the Company (or other entity nominated by the Company in writing to Buyer) and notify such third party to remit all future payments on account of or in connection with the Excluded Assets to the Company (or such other entity as the Company may designate). To the extent permitted by applicable Law and unless otherwise required by a determination within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local, or non-U.S. Law), the Parties agree that the Party that is entitled to receive any amounts paid from a third party with respect to a Purchased Asset or Excluded Asset, as the case may be, pursuant to this Section 7.08 shall be treated as the recipient of the applicable payment for all Tax purposes, and the Parties agree not to (and not to permit any of their respective Affiliates to) take a position inconsistent therewith upon examination of any Tax Return, in any Tax refund claim, in any Proceeding related to Taxes, or otherwise.

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Section 7.09.          Bulk Transfer Laws. The Parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any Claims (other than the Assumed Liabilities) and Encumbrances (other than the Permitted Encumbrances), including any liens or claims arising out of the bulk transfer Laws, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order.

Section 7.10.          Bankruptcy Court Approval.

(a)           The Parties shall use commercially reasonable efforts to comply with the following timeline (the “Bankruptcy Court Milestones”):

(i)             Intentionally Omitted

(ii)            Intentionally Omitted.

(iii)          Intentionally Omitted.

(iv)          Intentionally Omitted.

(v)           No later than August 11, 2023, Sellers shall file with the Bankruptcy Court the schedules of Purchased Contracts and Designated Contracts.

(vi)          No later than August 14, 2023, the Bankruptcy Court shall have held the Sale Hearing, unless such milestone shall have been satisfied prior to termination of this Agreement.

(vii)         No later than August 15, 2023, Sellers shall obtain entry by the Bankruptcy Court of the Sale Order and such order shall be in full force and effect and not reversed, modified or stayed, unless such milestone shall have been satisfied prior to termination of this Agreement.

(viii)        No later than August 16, 2023, the Closing Date shall have occurred, unless such milestone shall have been satisfied prior to termination of this Agreement.

(b)           Sellers shall cooperate with Buyer to prepare a list of Contracts that Buyer may, in its sole discretion, include on the list of Purchased Contracts and such list shall also include the Cure Costs and Cure Payments for each Contract listed thereon (“Proposed Purchased Contract List”). Sellers shall serve on all non-Debtor counterparties set forth on the Proposed Purchase Contract List a notice specifically stating that Sellers are or may be seeking the assumption and assignment of such counterparties’ Contracts on the terms set forth in the notice, including listing the applicable Cure Costs and Cure Payments and such notice shall notify such non-Debtor counterparties of the deadline for objecting to the assumption and assignment of such Contract on any basis, including with respect to the amount of Cure Costs and Cure Payment, if any (“Cure Notice”). If requested by Buyer, Sellers shall also promptly deliver to each counterparty listed on the Cure Notice a proposed Assumption and Assignment Agreement prepared by Buyer.

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(c)           Sellers and Buyer shall cooperate to obtain the Bankruptcy Court’s entry of the Sale Order and any other Order reasonably necessary in connection with the transactions contemplated by this Agreement as promptly as reasonably practicable, including furnishing affidavits, non-confidential financial information, or other documents or information for filing with the Bankruptcy Court and making such advisors of Buyer and Sellers and their respective Affiliates available to testify before the Bankruptcy Court for the purposes of, among other things, providing adequate assurances of performance by Buyer as required under Section 365 of the Bankruptcy Code, and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

(d)           Subject to entry of the Sale Order and consummation of the Closing, Buyer shall pay the Cure Costs, Cure Payment, or other amount agreed between the Buyer and the counterparty to a Purchased Contract in accordance with the provisions of Section 365 of the Bankruptcy Code, this Agreement and the Sale Motion.

(e)           The Sale Order shall, among other things, (i) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (A) the execution, delivery and performance by Sellers of this Agreement, (B) the sale of the Purchased Assets to Buyer on the terms set forth herein and free and clear of all Claims (other than Assumed Liabilities or as expressly set forth in this Agreement) and Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances) and (C) the performance by Sellers of their respective obligations under this Agreement, (ii) authorize and empower Sellers to assume and assign to Buyer the Purchased Contracts, (iii) find that Buyer is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, find that Buyer is not a successor to any Seller and grant Buyer the protections of Section 363(m) of the Bankruptcy Code, (iv) find that Buyer shall have no Liability or responsibility for any Liability or other obligation of any Seller arising under or related to the Purchased Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor Law, de facto merger, or substantial continuity, (v) find that Buyer has provided adequate assurance (as that term is used in Section 365 of the Bankruptcy Code) of future performance in connection with the assumption and assignment of the Purchased Contracts and (vi) find that Buyer shall have no Liability for any Excluded Liability. Without limiting Sellers’ obligation to take all such actions as are reasonably necessary to obtain Bankruptcy Court approval of the Sale Order, Buyer agrees that it will promptly take reasonable actions to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (x) demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and (y) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code.

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(f)            Sellers acknowledge and agree, and the Sale Order shall provide that, except as otherwise provided in Section 2.03, and except for the Assumed Liabilities and Permitted Encumbrances, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, Liabilities and Encumbrances of, against or created by Sellers or their bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Purchased Assets. On the Closing Date, the Purchased Assets shall be transferred to Buyer free and clear of all Claims (other than the Assumed Liabilities) and Encumbrances (other than the Permitted Encumbrances) to the fullest extent permitted by Section 363 of the Bankruptcy Code.

(g)           In the event the entry of the Sale Order or any other Orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Sale Order or other such Order), Sellers shall use their reasonable best efforts to defend such appeal. Sellers shall comply with all notice requirements (i) of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure or (ii) imposed by the Sale Order, in each case, in connection with any pleading, notice or motion to be filed in connection herewith.

(h)           Notwithstanding anything contained herein to the contrary, during the pendency of the Chapter 11 Cases, Sellers shall not reject or transfer any Excluded Contract without first obtaining Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed). In the event that any of the Parties to this Agreement discovers a Contract related to the business of the Company and its Subsidiaries, the Purchased Assets or the Assumed Liabilities (whether prior to, on or following the Closing) and such Contract (i) was not set forth on the Original Contract & Cure Schedule, (ii) is a Contract which Buyer wishes to assume the rights and obligations of and (iii) has not been rejected by Sellers (with Buyer’s prior written consent in compliance with the immediately preceding sentence), Buyer and Sellers shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for Buyer or Buyer Designee to assume the rights and obligations under such Contract as of the Closing (or, if applicable, as soon as reasonably practicable following the Closing), otherwise in accordance with Section 2.05.

Section 7.11.          No Successor Liability. The Parties intend that, to the fullest extent permitted by applicable Law (including under Section 363 of the Bankruptcy Code), upon the Closing, Buyer shall not be deemed to: (a) be the successor of any Seller, (b) have, de facto, or otherwise, merged with or into Sellers, (c) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers or (d) be liable or have any Liability for any acts or omissions of Sellers in the conduct of their businesses or arising under or related to the Purchased Assets other than the Assumed Liabilities and Permitted Encumbrances or as expressly set forth and agreed in this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Parties intend that Buyer shall have no Liability for any Encumbrance (other than the Assumed Liabilities and Permitted Encumbrances on the Purchased Assets) against Sellers or any of Sellers’ predecessors or Affiliates, and Buyer shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date or in connection with the transactions contemplated to occur on the Closing, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the businesses of Sellers, the Purchased Assets or any Liability of Sellers arising prior to, or relating to any period occurring prior to, the Closing Date. The Parties agree that the Sale Order shall contain provisions substantially in the form set forth in this Section 7.11.

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Section 7.12.          Communications with Customers and Suppliers. Prior to the Closing, the Parties shall reasonably cooperate with each other in coordinating their communications with any key contractual counterparties of Group Companies in relation to this Agreement and the transactions contemplated hereby.

Section 7.13.          Efforts to Consummate. From the date of this Agreement until the Closing, subject to the other terms and conditions set forth in this Agreement (including Section 7.03, each Party will use commercially reasonable efforts to take such actions as are necessary to satisfy the closing conditions set forth in Article 8. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be obligated to waive a failure of any of the closing conditions set forth in Section 8.01 and Section 8.02 and Sellers shall not be obligated to waive a failure of any of the closing conditions set forth in Section 8.01 and Section 8.03.

Section 7.14.          Transition Services Agreement. From the date of this Agreement until the Closing, the Parties shall, to the extent they together determine it to be necessary, use commercially reasonable efforts to enter into a transition services agreement, in form and substance reasonably acceptable to Buyer and Sellers.

Section 7.15.          Agreement with C&B NewCo, LLC. At any time prior to 11:59 p.m. New York Time on the date that is one (1) day prior to the Sale Hearing, Buyer may, in its sole discretion and by written notice to the Company, elect to include the Consigned Inventory as a Purchased Asset, without an attendant increase in the Purchase Price; provided, however, that Buyer may only make such election if Buyer has entered into an agreement with C&B NewCo, LLC regarding the Consigned Inventory that does not require any Seller to make any additional payment to C&B NewCo, LLC on account of the Consigned Inventory prior to or at the Closing. For the avoidance of doubt, if Buyer does not enter into such agreement in connection with the requirements of the foregoing sentence or provides the Company with prior written notice of its intention not to enter into such agreement, the Consigned Inventory shall automatically, without any further action of any Parties hereto, be deemed to be an “Excluded Asset”.

Section 7.16.          Access to Books & Records.

(a)           From and after the Closing for a period of three (3) years following the Closing Date (or, if earlier, the closing of the Chapter 11 Cases), Sellers will provide Buyer and its representatives with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents relating to the Company or its Subsidiaries (for the purpose of examining and copying) relating to the Purchased Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, in each case, in Sellers’ possession or control and solely to the extent concerning periods or occurrences prior to the Closing Date as may be reasonably requested by Purchaser (x) to comply with legal, contractual, regulatory, stock exchange and financial reporting requirements, (y) to satisfy any audit, accounting or similar requirement, or (z) to satisfy any other bona fide legal compliance, accounting or tax purpose; provided that nothing herein will require Sellers to provide access to, or to disclose any information to, Purchaser if such access or disclosure (A) would result in the waiver of any attorney-client, work-product or other legal privilege or accountant privilege, (B) would reasonably be expected to violate any applicable Laws, or (C) would violate any fiduciary duty; provided that Sellers will use commercially reasonable efforts to provide a reasonable alternative means of accessing any such information in a manner that is not inconsistent with the foregoing; provided further that no such access shall be required in connection with a proceeding between Buyer or any of its Affiliates, on the one hand, and any Seller or any of its Affiliates, on the other hand.

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(b)           From and after the Closing for a period of three (3) years following the Closing Date (or, if earlier, the closing of the Chapter 11 Cases), Buyer will provide Sellers and their representatives with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents transferred to Buyer pursuant to this Agreement (for the purpose of examining and copying) relating to the Purchased Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, in each case, in Buyer’s possession or control and solely to the extent concerning periods or occurrences prior to the Closing Date, and reasonable access, during normal business hours, and upon reasonable advance notice, to personnel, offices and properties of Buyer , as may be reasonably requested by the Sellers in connection with the Chapter 11 Cases, the wind-down and liquidation of Sellers, to comply with legal, regulatory, stock exchange and financial reporting requirements, to satisfy any audit, accounting or similar requirement; provided, in each case, that such access does not unreasonably interfere with the normal operations of Buyer; provided further that nothing herein will require Buyer to provide access to, or to disclose any information to, Sellers if such access or disclosure (A) would result in the waiver of any attorney-client, work-product or other legal privilege or accountant privilege, (B) would reasonably be expected to violate any applicable Laws or (C) would violate any fiduciary duty; provided that Buyer and its Subsidiaries will use commercially reasonable efforts to provide a reasonable alternative means of accessing any such information in a manner that is not inconsistent with the foregoing; provided further that no such access shall be required in connection with a proceeding between Buyer or any of its Affiliates, on the one hand, and any Seller or any of its Affiliates, on the other hand.

Article 8

CONDITIONS TO CLOSING

Section 8.01.          Conditions to Obligations of Buyer and Sellers. The obligations of each of Buyer and Sellers to consummate the Closing are subject to the satisfaction or valid waiver at or prior to the Closing of the following conditions:

(a)           no judgment, injunction or Order shall then be in effect prohibiting or making illegal the consummation of the Closing; and

(b)           the Bankruptcy Court shall have entered the Sale Order, and the Sale Order shall have not been stayed by the Bankruptcy Court.

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Section 8.02.          Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing are subject to the satisfaction (or valid waiver) at or prior to the Closing of the following further conditions:

(a)           the representations and warranties of Sellers in this Agreement (other than the Seller Fundamental Representations) shall be true and correct on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect,” “Material Adverse Effect” or similar qualifiers contained therein) has not had or would not reasonably be expected to have a Material Adverse Effect, and (ii) the representations and warranties of Sellers set forth in Section 3.01 (Organization and Qualification), Section 3.02 (Authorization; Execution and Delivery; Enforceability), subsections (a), (b) and (d) of Section 3.04 (Purchased Entities), the first sentence of Section 3.05 (Title to and Sufficiency of Purchased Assets) (solely with respect to the Purchased Shares), and all of Section 3.23 (Brokers) (collectively, the “Seller Fundamental Representations”) shall be true and correct on and as of the Closing in all respects, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date in all respects;

(b)           the covenants and agreements that Group Companies are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects;

(c)           since the date of this Agreement, there shall not have occurred any event, change, occurrence or effect that, individually or together with all other events, changes, occurrences or effects, has had, or would reasonably be expected to have, a Material Adverse Effect described in clause (a) of the definition thereof;

(d)           Sellers shall have delivered, or cause to be delivered, to Buyer each item set forth in Section 2.09(a);

(e)           with respect to the Purchased Entities, (i) none of the Purchased Entities shall have commenced any proceeding relating to bankruptcy, reorganization, insolvency, moratorium, or otherwise affecting creditors’ rights generally at any time prior to the Closing, (ii) that certain Amendment Agreement to the Share Purchase Agreement and Sixth Amendment dated July 27, 2023 to the Vendor Loan Agreement Relating to the Impulse Transaction, by and among Emotion Invest GmbH & Co. KG, BE Beteiligungen Fonds GmbH & Co. geschlossene Ivnestmentkommanditgesellschaft, and Iris Capital Fund II, iMedia & 123tv Holding GmbH, and the other parties thereto, in the form delivered to Buyer prior to the date hereof (as may be amended prior to Closing to extend the discounted payoff in the Sixth Amendment through August 21, 2023 in exchange for a €75,000 interest payment), shall be and remain in full force and effect (including the discounted payoff contained therein) (the “Vendor Loan Agreement”), and (iii) the DIP Facility shall have been paid in full;

(f)            from the date of this Agreement, no assets that, individually or in the aggregate, are material to the Business or are required by the Purchased Entities to operate in all material respects in the Ordinary Course, has been sold, disposed of, transferred, encumbered, pledged, or otherwise conveyed by any of the Sellers or otherwise, except as expressly permitted by the terms of this Agreement or as required by Section 5.01(a); and

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(g)           at Closing, (i) Sellers shall have paid all outstanding sales Taxes as contemplated by the DIP Budget (other than (A) with respect to penalties and interest not assessed by, and not yet payable to, the relevant Governmental Authority prior to Closing and (B) in respect of outstanding sales Taxes due to Missouri and Oklahoma contemplated by the DIP Budget (and, for the avoidance of doubt, in the case of this clause (B), the amounts allocated therefore which are not paid prior to the Closing shall be segregated and held in trust for the benefit of the Missouri and Oklahoma taxing authorities, respectively, pursuant to that certain Interim Order (I) Authorizing Debtors to Pay Certain Prepetition Taxes and Fees and (II) Granting Relating Relief Docket No. 64)), and if requested by Buyer, Sellers shall provide Buyer with a certification from the Company’s outside accounting advisors confirming that such applicable payments have been made in full, (ii) Sellers shall have paid all outstanding amounts owed to the State of California and the State of New York in respect of the matters set forth in Section 3.22(b)(xviii)(D) of the Disclosure Schedules, and shall have, and shall have caused the Company Subsidiaries to have, used reasonable best efforts during the period following the date hereof through the Closing Date to fully resolve the matters set forth in Section 3.22(b)(xviii)(D), including the associated tax liens, and (iii) Sellers shall have, and shall have caused the Company Subsidiaries to have, used reasonable best efforts during the period following the date hereof through the Closing Date to fully pay all outstanding sales Taxes due by the Company and any of its Subsidiaries and fully resolve all outstanding issues related to unpaid or delinquent sales Taxes in all jurisdictions in which the Company and its Subsidiaries conduct business.

Section 8.03.         Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Closing are subject to the satisfaction (or valid waiver) at or prior to the Closing of the following further conditions:

(a)           the representations and warranties of Buyer in this Agreement shall be true and correct on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, except where such failures to be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or similar qualifiers contained therein) would not materially impair or prevent Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b)           the covenants and agreements that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects; and

(c)           Buyer shall have delivered, or cause to be delivered, to the Company each item set forth in Section 2.09(b).

Section 8.04.          Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article 8 that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Closing. None of Buyer or Sellers may rely on the failure of any condition set forth in this Article 8, as applicable, to be satisfied if such failure was primarily caused by such Party’s failure to perform any of its obligations under this Agreement, including its obligation to use its reasonable best efforts to consummate the transactions contemplated hereby as required under this Agreement.

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Article 9

SURVIVAL

Section 9.01.          Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a)(i) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto and (ii) the covenants in this Agreement only requiring performance prior to the Closing shall, in each case, terminate and be of no further force and effect effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no Liability on the part of, nor shall any claim be made by or on behalf of, any Party or any Party’s Affiliates in respect thereof and (b) the covenants in this Agreement that contemplate performance at or after the Closing or expressly by their terms survive the Closing shall survive the Closing in accordance with their respective terms (the “Surviving Post-Closing Covenants”). Except with respect to the Surviving Post-Closing Covenants, no other remedy shall be asserted or sought by Buyer, and Buyer shall cause its Affiliates not to assert or seek any other remedy, against Sellers or any of their respective Affiliates under any contract, misrepresentation, tort, strict liability, or statutory or regulatory Law or theory or otherwise, all such remedies being hereby knowingly and expressly waived and relinquished to the fullest extent permitted under applicable Law. Nothing in this Agreement shall limit any party from asserting a claim for Fraud.

Article 10

TERMINATION

Section 10.01.       Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of the Company and Buyer;

(b)           by Buyer if the Bankruptcy Court Milestones are not (i) met by Sellers or (ii) waived, amended, or extended by Buyer; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 10.01(b) if it is then in breach of any of its representations, warranties, covenants or agreements contained herein has been the primary cause of the failure of any Bankruptcy Court Milestones (other than those set forth in Section 7.10(a)(vii) and Section 7.10(a)(viii)) to be met;

(c)           by Buyer, if (i) Sellers enter into a definitive agreement with respect to an Alternative Transaction with one or more Persons other than Buyer, or (ii) Sellers file a pleading with the Bankruptcy Court supporting or seeking approval of an Alternative Transaction and such pleading is not withdrawn after (2) days written notice;

(d)           by either the Company or Buyer, if the Closing shall not have been consummated on or before August 18, 2023 (the “Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to a Party whose breach of any of its representations, warranties, covenants or agreements contained herein has been the primary cause of the failure of the Closing to occur on or before the Outside Date;

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(e)           by the Company, if Sellers are not then in material breach of their obligations under this Agreement and Buyer breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would prevent the satisfaction of a condition set forth in Section 8.01 or Section 8.03, (ii) cannot be, or has not been, cured within ten (10) days following delivery of written notice to Buyer of such breach or failure to perform and (iii) has not been waived by the Company;

(f)            by Buyer, if Buyer is not then in material breach of its obligations under this Agreement and Sellers breach or fail to perform any of their representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would prevent the satisfaction of a condition set forth in Section 8.01 or Section 8.02, (ii) cannot be, or has not been, cured within ten (10) days following delivery of written notice to the Company of such breach or failure to perform and (iii) has not been waived by Buyer;

(g)           by Buyer, if the Bankruptcy Court enters a final non-appealable order pursuant to section 362 of the Bankruptcy Code lifting or modifying the automatic stay with respect to any material portion of the Purchased Assets;

(h)           by either Buyer or the Company, (i) if (with respect to the Company, other than as a result of a request by the Company or any Seller) the Bankruptcy Court enters an Order dismissing, or converting into cases under Chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under Chapter 11 of the Bankruptcy Code and comprising part of the Chapter 11 Cases, (ii) if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of the Company is appointed in the Chapter 11 Cases or (iii) an Order or dismissal, conversion or appointment is entered with respect to the Chapter 11 Cases for any reason and not reversed or vacated within fourteen (14) days after entry thereof;

(i)            by either Buyer or the Company, if the Bankruptcy Court or any Governmental Authority issues any Order permanently enjoining or otherwise permanently prohibiting the transactions contemplated by this Agreement and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.01(i) shall not be available to any Party if such Order was primarily caused by (i) such Party’s material breach of any provision of this Agreement or (ii) such Party’s failure to comply in any material respect with its obligations hereunder.

(j)            by either Buyer or the Company, if an Order of the Bankruptcy Court is entered denying approval of the Sale Order and such Order shall have become final and non-appealable;

(k)           by Buyer if following entry by the Bankruptcy Court of the Sale Order, the Sale Order is (x) amended, modified or supplemented in an adverse way without Buyer’s prior written consent or (y) voided, reversed or vacated or is subject to a stay;

(l)            by Buyer upon the occurrence of any “Event of Default” under the DIP Facility that has not been cured (if susceptible to cure) or waived by the applicable percentage of the lenders under the DIP Facility in accordance with the terms of the DIP Facility and the obligations outstanding under the DIP Facility have been accelerated and such acceleration has not been rescinded after three (3) business days and notice thereof;

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(m)          by the Company if its board of directors, based on the advice of outside legal counsel, determines in good faith that proceeding with the transactions contemplated by this Agreement or failing to terminate this Agreement would be inconsistent with its or such Person’s or body’s fiduciary duties;

(n)           by the Company if (i) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing, all of which are capable of being satisfied at the Closing) or waived, (ii) the Company has irrevocably confirmed by written notice to Buyer that (A) all conditions set forth in Section 8.03 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that they would be willing to waive any unsatisfied conditions in Section 8.03 at the Closing, and (B) the Sellers are ready, willing and able to consummate the Closing and (iii) Buyer fails to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.09;

(o)           by Buyer if (i) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing, all of which are capable of being satisfied at the Closing) or waived, (ii) Buyer has irrevocably confirmed by written notice to Sellers that (A) all conditions set forth in Section 8.03 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that Buyer would be willing to waive any unsatisfied conditions in Section 8.03 at the Closing, and (B) Buyer is ready, willing and able to consummate the Closing and (iii) Sellers fail to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.09;

(p)           by Buyer, at any time after receipt of a Board Determination Notice; or

(q)           by Buyer if any of the Purchased Entities shall have commenced any proceeding relating to bankruptcy, reorganization, insolvency, moratorium, or otherwise affecting creditors’ rights generally at any time prior to the Closing.

The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other Party in accordance with Section 11.01. For the avoidance of doubt, each condition permitting termination of this Agreement set forth in this Section 10.01 shall be considered separate and distinct from each other such condition and, if more than one termination condition set forth in this Section 10.01 is applicable, the Party exercising any such termination right shall have the right to choose the termination condition pursuant to which this Agreement is to be terminated.

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Section 10.02.        Effect of Termination.

(a)           If this Agreement is terminated as permitted by Section 10.01 (i) this Agreement shall become null and void and of no further force, except for the provisions of Section 2.07, Section 7.01(a), this Section 10.02, Section 10.03 and Article 11, which shall survive such termination of this Agreement and remain in full force and effect and (ii) no Party (nor any stockholder, director, officer, employee, agent, consultant or representative of any such Party) shall thereafter have any Liability hereunder; provided that nothing in this Section 10.02 shall be deemed to release any Party from any Liability for any willful and material breach of this Agreement occurring prior to its termination.

(b)           [Reserved.]

Section 10.03.       Costs and Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense; provided that all filing fees required under any Antitrust Law and the costs for the notarization of the STA Germany will be equally divided between Buyer, on the one hand, and Sellers, on the other hand.

Article 11

MISCELLANEOUS

Section 11.01.        Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be delivered to the addresses set forth below (or pursuant to such other address(es) as may be designated in writing by the Party to receive such notice):

if to Buyer or Buyer Guarantor:

IV Media, LLC

38955 Hills Tech Drive
Farmington Hills, Michigan 48331

Attention:	Christopher Fowler

Email:	cfowler@sicapitalgroup.com

with a copy, which shall not constitute notice, to:

Oakland Law Group, PLLC

38955 Hills Tech Drive
Farmington Hills, Michigan 48331

Attention:	Alan Gocha

Email:	agocha@oaklandlawgroup.com

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and

Greenberg Traurig, LLP

One Vanderbilt Ave
New York, NY 10017

Attention:	Oscar Pinkas,
Nathan A. Haynes

Email:	pinkaso@gtlaw.com
haynesn@gtlaw.com

if to Sellers, to:

iMedia Brands, Inc.

Shady Oak Road

Eden Prairie, Minnesota 55344-3433

Attn:	Tim Peterman, Chief Executive Officer
Alex Wasserburger, General Counsel

Email:	tpeterman@imediabrands.com
awasserburger@imediabrands.com

with copies, which shall not constitute notice, to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704

Attention:	Ryan Preston Dahl
Cristine Pirro Schwarzman

Email:	Ryan.Dahl@ropesgray.com
Cristine.Schwarzman@ropesgray.com

and

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attention:	C. Michael Roh
Email:	Michael.Roh@ropesgray.com

All such notices, requests and other communications shall be deemed received (a) if delivered prior to 5:00 p.m. New York time on a day which is a Business Day, then on such date of delivery if delivered personally, or, if by email, upon written confirmation of delivery by email (which may be electronic), and if delivered after 5:00 p.m. New York time (whether personally or by email) then on the next succeeding Business Day, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

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Section 11.02.        Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Buyer and the Company (on behalf of itself and each Seller) or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided that any waiver asserted against any Seller shall be valid if given by the Company on behalf of such Seller. For clarity, Bankruptcy Court approval shall not be required for any amendment to this Agreement.

(b)           No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.03.       Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that each Seller, on the other hand, may not assign, delegate or otherwise transfer any of their respective rights or obligations under this Agreement without the prior written consent of Buyer. Buyer may, without the consent of Sellers, designate, effective as of the Closing, one or more Persons to acquire all, or any portion of, the Purchased Assets and assume all or any portion of the Assumed Liabilities or pay all or any portion of the Purchase Price. The above designation may be made by Buyer by written notice to Sellers at any time prior to the Closing Date. Notwithstanding anything herein to the contrary, in no event shall Buyer’s designation pursuant to this Section 11.03 relieve Buyer or Buyer Guarantor of any Liability or obligation hereunder until such Liability or obligation has been performed. Any attempted assignment in violation of this Section 11.03 shall be null and void, ab initio.

Section 11.04.        Governing Law. Except to the extent of the mandatory provisions of the Bankruptcy Code, this Agreement and any dispute relating thereto (whether based in contract, tort, or otherwise) shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 11.05.        Jurisdiction. The Parties agree that, during the period from the date hereof until the date on which the Chapter 11 Cases are closed or dismissed (the “Bankruptcy Period”), any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Bankruptcy Court. The Parties further agree that, following the Bankruptcy Period, any Proceeding with respect to this Agreement or the transactions contemplated hereby shall be brought against any of the Parties exclusively in (i) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware, or (ii) the United States District Court for the District of Delaware (unless such courts decline to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware), and each of the Parties hereby irrevocably consents to the jurisdiction of such court and the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in such courts or that any such Proceeding which is brought in such courts has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of the Bankruptcy Court, the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.01 shall be deemed effective service of process on such Party.

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Section 11.06.       WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSES OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS Section 11.06 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 11.07.        Counterparts; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. No provision of this Agreement is intended to confer upon any Person other than the Parties any rights, benefits, Proceedings or remedies hereunder (except that the Non-Recourse Parties shall be third-party beneficiaries of Section 11.13). Delivery of a .pdf version of one or more signatures to this Agreement shall be deemed adequate delivery for purposes of this Agreement.

Section 11.08.       Specific Performance. It is understood and agreed by the Parties that money damages (even if available) would not be a sufficient remedy for any breach of this Agreement by Sellers or Buyer or Buyer Guarantor and as a consequence thereof, after the Bankruptcy Court’s entry of the Sale Order, Buyer and Sellers shall each be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach in addition to any other remedy to which such Party may be entitled in Law or in equity, including an Order of the Bankruptcy Court or other court of competent jurisdiction requiring Buyer, Buyer Guarantor or Sellers, as may be applicable, to comply promptly with any of their obligations hereunder. Buyer, Buyer Guarantor and Sellers agrees that they will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the Buyer, Buyer Guarantor or Sellers, as applicable, have an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such Order.

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Section 11.09.        Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Documents (together with the Schedules and Exhibits hereto and thereto) constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to such subject matter. No Party to this Agreement shall be liable or bound to any other Party in any manner by any representations, warranties, covenants or agreements relating to such subject matter except as specifically set forth herein and therein. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

Section 11.10.        No Strict Construction. Buyer and Buyer Guarantor, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer and Buyer Guarantor, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

Section 11.11.        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transaction contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.12.        Disclosure Schedules. The representations and warranties of Sellers set forth in this Agreement are made and given subject to the disclosures in the Disclosure Schedules. Inclusion of information in the Disclosure Schedules will not be construed as an admission that such information is material to the business, operations of condition (financial or otherwise) of Sellers or their respective businesses, in whole or in part, or as an admission of Liability or obligation of Sellers to any Person. The sections of the Disclosure Schedules have been organized for purposes of convenience in numbered sections corresponding to the sections in this Agreement; provided, however, that any disclosure in any section of the Disclosure Schedules will apply to and will be deemed to be disclosed with respect to any other representation and/or warranty, so long as the applicability of such disclosure is reasonably apparent on its face. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party or other Person shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedules is or is not material for purposes of this Agreement. Nothing in this Agreement (including the Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceedings, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or Law.

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Section 11.13.        Non-Recourse. Notwithstanding anything herein to the contrary, no current or former director, manager, officer, agent, controlling person or representative of, Affiliate (or director, manager, officer, agent, controlling person or representative of an Affiliate) of, or direct or indirect equity owner in, any Sellers or the Purchased Entities (collectively, the “Non-Recourse Parties”) shall have any personal liability to either Buyer, Buyer Guarantor or any other Person as a result of, arising from, the breach or alleged breach of any representation, warranty, covenant, agreement or obligation of Sellers in this Agreement or any other Transaction Document or otherwise in connection with the transactions contemplated hereby. In no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party, in each case, whether in tort, contract or otherwise. Nothing in this Agreement shall limit any Party from asserting a claim for Fraud.

Section 11.14.        Buyer Guaranty.

(a)           Buyer Guarantor hereby unconditionally and irrevocably guarantees (the “Guaranty”) to and for the benefit of Sellers and their respective Affiliates (the “Guaranteed Parties”) the full, timely and faithful performance and payment by Buyer of each of its obligations under this Agreement and the other Transaction Documents (the “Guaranteed Obligations”), including, without limitation, the performance of all obligations and payment of all amounts owed by Buyer pursuant to Section 2.07 and Section 2.09(b), and the timely satisfaction and performance of all of Buyer’s covenants, agreements and obligations contained in this Agreement and the Transaction Documents.

(b)           The Guaranty constitutes a guarantee of payment and performance, and not merely of collection, whether or not recovery may be, or hereafter may become, barred by any statute of limitation or otherwise, and is not conditional or contingent upon any event, contingency or circumstance except as expressly set forth in this Agreement, and may be enforced directly against Buyer Guarantor as a primary obligation of Buyer Guarantor. The Guaranteed Obligations will not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any Proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Buyer Guarantor or by any defense that Buyer Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such Proceeding. The Guaranteed Parties shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Buyer becomes subject to a bankruptcy, reorganization, insolvency or similar Proceeding, and the failure of any Guaranteed Party to so file shall not affect the Guaranteed Obligations hereunder. Buyer Guarantor hereby expressly, irrevocably and unconditionally waives any defenses that would otherwise operate to impair or diminish Buyer Guarantor’s Liability under or in connection with the Guaranty, including arising by reason of promptness, diligence, notice of the acceptance of this guarantee and of the Guaranteed Obligations, presentment, demand for payment or performance, notice of non-performance, default, dishonor and protest, notice of the Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Buyer, and all suretyship defenses generally, in each case, except for any defense that could be asserted by Buyer with respect to the applicable claim pursuant to the terms of this Agreement, unless such defense has been raised by Buyer with respect to the applicable claim and rejected by a court in a final and non-appealable judgment.

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(c)           Buyer Guarantor understands and agrees that the Guaranty is and shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to any circumstance whatsoever (with or without notice to or knowledge of Buyer or Buyer Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Guaranteed Obligations in bankruptcy or in any other instance, in each case other than payment or performance in full of the Guaranteed Obligations or any defense that could be asserted by Buyer with respect to the applicable claim pursuant to the terms of this Agreement, unless such defense has been raised by Buyer with respect to the applicable claim and rejected by a court in a final and non-appealable judgment.

(d)           Buyer and Buyer Guarantor, jointly and severally, represent and warrant as follows:

(i)            Buyer Guarantor has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer Guarantor of this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer Guarantor, and no other limited liability company or similar proceeding on the part of Buyer Guarantor or the board of directions or manager(s) (as the case may be) or equityholders of Buyer Guarantor is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer Guarantor and, assuming the due authorization, execution and delivery hereof by Sellers, constitutes a legal, valid and binding obligation of Buyer Guarantor, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law).

(ii)            The execution and delivery by Buyer of this Agreement do not, and the performance of this Agreement by Buyer shall not conflict with or violate the organizational documents of Buyer Guarantor, conflict with or violate in any respect any Law or Order applicable to Buyer Guarantor or by which any of its properties, rights or assets is bound or affected, or conflict with, result in a breach or violation of, or require a consent or notice under, or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under any material contract to which Buyer Guarantor is a party, or by which Buyer Guarantor or its properties, rights or assets is or are bound or affected. Buyer Guarantor has the financial capacity to pay and perform all of its obligations under the Guaranty, and all funds necessary for Buyer Guarantor to fulfill the Guaranteed Obligations are and shall be available to Buyer Guarantor.

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(e)            All the obligations, responsibilities, representations, and any other provisions set forth in this Section 11.14 shall not survive the Closing Date (or the earlier termination of this Agreement pursuant to Article 10).

Section 11.15.        DISCLAIMER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, (A) THE EXPRESS REPRESENTATIONS ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO BUYER IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND (B) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (A) ABOVE, NONE OF THE SELLERS OR ANY OTHER GROUP COMPANY NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS OR ASSETS OR LIABILITIES OF ANY GROUP COMPANY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE EXPRESS REPRESENTATIONS, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS OR THE ASSETS OR LIABILITIES OF ANY GROUP COMPANY, ARE HEREBY EXPRESSLY DISCLAIMED. BUYER REPRESENTS, WARRANTS, COVENANTS AND AGREES, ON BEHALF OF ITSELF AND ITS AFFILIATES, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, IT IS NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN THE EXPRESS REPRESENTATIONS, AND THAT, IF THE CLOSING OCCURS, BUYER WILL ACQUIRE THE PURCHASED ASSETS AND ASSUME THE ASSUMED LIABILITIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”.

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Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Buyer, on behalf of itself and its Affiliates, (i) that any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by Sellers, any direct or indirect holder of Sellers or any of their respective representatives, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in the Express Representations and (ii) that no such Person has relied on any such cost estimate, projections or other prediction, any such data, any financial information or any such memoranda or materials.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, (A) THE REPRESENTATIONS SET FORTH IN Article 4 AND SECTION 11.14(D) OF THIS AGREEMENT ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO SELLERS IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (A) ABOVE, NONE OF BUYER NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER. SELLER REPRESENTS, WARRANTS, COVENANTS AND AGREES, ON BEHALF OF ITSELF AND ITS AFFILIATES, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, IT IS NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY BUYER AS SET FORTH IN Article 4 AND BY BUYER AND BUYER GUARANTOR IN SECTION 11.14(D) OF THIS AGREEMENT.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER:

IV Media, LLC

By:	/s/ Christopher Fowler
Name: Christopher Fowler
Title: Manager

[Signature Page - Asset and Equity Purchase Agreement]

BUYER GUARANTOR:

INNOVATION VENTURES

By:	/s/ Shawn McCue
Name: Shawn McCue
Title: CFO

[Signature Page - Asset and Equity Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLERS:

IMEDIA BRANDS, INC.
VALUEVISION INTERACTIVE, INC.
VVI FULFILLMENT CENTER, INC.
VALUEVISION MEDIA ACQUISITIONS, INC.
NORWELL TELEVISION, LLC
VALUEVISION RETAIL, INC.
JWH ACQUISITION COMPANY
867 GRAND AVENUE, LLC
PW ACQUISITION COMPANY, LLC
EP PROPERTIES, LLC
FL ACQUISITION COMPANY

By:	/s/ James Alt
Name: James Alt
Title: Chief Transformation Officer

[Signature Page - Asset and Equity Purchase Agreement]

Exhibit A

Form of Assumption and Assignment Agreements

Attached.

Exhibit B

Form of Bills of Sale

Attached.

Exhibit C

Form of Assignment of Trademarks

Attached.

Exhibit D

Form of Assignment of Domain Names

Attached.

Exhibit E

Form of German Share Transfer Agreement

Attached.

Exhibit F

Form of Assignment of Patents

Attached.